UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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    Soliciting Material Pursuant to § 240.14a-12

CERIDIAN CORPORATION
(Name of Registrant as Specified in its Charter)

PERSHING SQUARE, L.P.
PERSHING SQUARE II, L.P.
PERSHING SQUARE INTERNATIONAL, LTD.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY
FOR INFORMATION ONLY — NO PROXIES ARE BEING SOUGHT AT THIS TIME

Dear Fellow Ceridian Shareholders:

I write to solicit your proxy for the upcoming annual meeting of Ceridian at which you will be asked to consider the sale of the company in a $36 per share cash merger and elect a slate of directors. We are asking you to vote ‘‘AGAINST’’ the $36 deal and to vote ‘‘FOR’’ our director candidates.

We initiated this proxy contest because we were concerned about Ceridian’s future direction. Rather than engage us in that discussion, the incumbent board has pursued a short-term sale at a suboptimal price.

We believe that the $36 per share proposed transaction is inadequate for several reasons. First, HRS, Ceridian’s payroll business, has been mismanaged for many years. It has only begun to show margin improvement over the past year as a result of initiatives begun under the direction of Douglas C. Neve, Ceridian’s former CFO whose employment was terminated in March 2007. Still, HRS’ margins are a fraction of those of other leading industry participants and its revenues have grown only modestly. We believe that HRS can significantly improve margins and accelerate revenue growth (as forecasted in the company’s own projections). Selling the Company before these initiatives have been completed — at a price that we do not believe fairly reflects these potential improvements — is inherently suboptimal.

Second, while Comdata has performed strongly over the past few years, the implicit value achieved by Comdata in this transaction is, in our view, less than the inherent value of a standalone Comdata, and considerably less than could be achieved in a spin-off or in a sale to a strategic buyer. Because HRS and Comdata could not be sold separately without incurring corporate-level tax, Ceridian pursued a sale of Ceridian as a combined company. We see no logic in holding HRS and Comdata together as a single company — the businesses do not complement each other and there are no significant synergies between them. That is likely why no strategic buyers submitted competitive bids as part of the incumbent board’s strategic review process.

In light of Ceridian’s recent performance, Ceridian’s own projections as set forth in its preliminary proxy materials, and our own view of the potential of Ceridian’s businesses going forward, we believe that a sale at $36 per share is ill-advised.

We believe that if Ceridian were to borrow an appropriate amount and return excess cash to shareholders, and were then to spin off Comdata or HRS — thereby creating two separately traded businesses — Ceridian shareholders would realize significantly more than $36 per share. We believe that these transactions can be achieved without paying breakup fees under the merger agreement with affiliates of Thomas H. Lee and Fidelity National Financial Inc. We note that these transactions — unlike the proposed merger — would not trigger golden parachute payments to management and incumbent board members. We also note that these transactions — unlike the proposed merger — would preserve substantial upside if, in the future, a strategic buyer decided to make an offer to acquire Comdata and/or HRS.

We have retained Lazard Frères & Co. LLC as our financial advisor to assist us in pursuing alternative transactions. Our review process remains underway. We will update you as to the results of that process as soon as practicable.

We have additional concerns with the manner in which the incumbent board chose to direct its strategic review process. We learned from Ceridian’s proxy materials that it rejected a recapitalization proposal that would have resulted in the repurchase of more than half of Ceridian’s shares at $37 per share and an infusion of capital from a private equity firm. Ceridian’s proxy materials suggest that there was no formal board meeting at which the board determined that the recapitalization proposal should be allowed to expire.

Even based on management’s own projections, the recapitalization proposal appears to be a superior transaction from a financial point of view. At the time it was allowed to expire, the company knew that the winning consortium was weeks away from proposing a definitive deal (if any) at $36 per share. We question why the board’s Chairman and the company’s senior management, who appear to have controlled the process, allowed the recapitalization proposal to expire in light of these facts. We suspect that the incumbent board was not willing to consider any deal that would have left it exposed to replacement in a proxy contest.

Moreover, we question the incumbent board’s judgment in permitting the Chairman and senior management to control this process, given that the management-supported deal, if consummated, will trigger an immediate $27 million payout to the incumbent board and executives under Ceridian’s golden parachutes and change-in-control arrangements, while the $37 per share recapitalization proposal would not have triggered that payout.

We were further disturbed by provisions in the original deal that gave the buyer an extraordinary right to walk from the transaction and collect $20 million in fees immediately (and another $145 million if Ceridian engages in specified transactions within twelve months) if a majority of our nominees are elected at the annual meeting. Our confidence in the incumbent board’s strategic review process was particularly undermined by this provision, which we believe to be unlawfully coercive. We understand that this term has been removed from the deal on account of a litigation settlement with another Ceridian stockholder.

All of the above suggest to us that a short-term, sell-out strategy principally serves the interests of the incumbent board and management over the interests of stockholders.

Ceridian has scheduled a vote on its proposed transaction on September 12, 2007, the same day as the vote on the election of directors. We do not support the proposed transaction and urge you to vote against it. We do not believe that the company’s incumbent board deserves to be re-elected. Our nominees are all independent of management and include senior business leaders, world-renowned business and legal strategists as well as industry experts in data and payment processing and human resource outsourcing. We believe that our nominees would be superb stewards of the company. Furthermore, given our 14.9% ownership stake in the company — worth approximately $750 million — you can be assured that our interests are aligned with yours. By comparison, in total, the incumbent directors own less than 1% of the company’s stock.

Please vote ‘‘AGAINST’’ the merger Ceridian has proposed and ‘‘FOR’’ the election of the Pershing nominees as soon as possible either by marking, signing, dating and returning the enclosed GREEN proxy card in the postage-paid envelope or by telephone or by Internet, whether or not you plan to attend the annual meeting. Instructions are on the GREEN proxy card.

Please note that the September 12th Annual Meeting must be adjourned to a later time if less than a majority of Ceridian’s shares are represented in person or by proxy. We reserve the right not to appear at the meeting to vote our own shares or any shares for which we then have proxies if at the time of the meeting we continue to pursue alternatives that we believe are superior to the proposed merger or we otherwise think doing so will be in the best interests of Ceridian stockholders.

We value your input and support. If you have any questions, require assistance in voting your GREEN proxy card, or need additional copies of our proxy material, please call our proxy solicitor, D.F. King & Co., Inc., at (800) 431-9642. I can be reached at (212) 813-3700.

Sincerely,

William A. Ackman
Pershing Square Capital Management, L.P.

PRELIMINARY COPY
FOR INFORMATION ONLY — NO PROXIES ARE BEING SOUGHT AT THIS TIME

PERSHING SQUARE FUNDS PROXY STATEMENT
2007 ANNUAL MEETING OF STOCKHOLDERS OF CERIDIAN CORPORATION

This preliminary proxy statement is being furnished to the stockholders of Ceridian Corporation, a Delaware corporation with its principal executive offices at 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425, which we sometimes refer to as Ceridian or the Company, in connection with the solicitation of GREEN proxies by the Pershing Square Funds1 for use at the 2007 Annual Meeting of Stockholders of the Company (including any adjournments, continuations or postponements thereof, which we refer to as the 2007 Annual Meeting).

We intend to use the GREEN proxy to (1) vote against the merger Ceridian has proposed and (2) elect our nominees, William A. Ackman, Michael L. Ashner, John D. Barfitt, Harald Einsmann, Robert J. Levenson, Gregory A. Pratt and Alan Schwartz, as directors of the Company. We had originally indicated our intention to nominate Michael E. Porter but Ceridian has reduced the number of director slots up for election to seven. If our nominees are elected, we expect these new directors would increase the size of the board to eight and fill the vacancy created with Mr. Porter. We collectively refer to our nominees as the Pershing Nominees. More information about the Pershing Nominees, as well as Mr. Porter, can be found below in the section titled ‘‘THE PERSHING NOMINEES’’. The Pershing Square Funds, collectively Ceridian’s largest stockholder, beneficially own an aggregate of 21,432,734 shares of Ceridian’s common stock, representing approximately 14.9% of the 143,976,839 shares of common stock represented by Ceridian to be outstanding as of June 1, 2007.

According to Ceridian’s Bylaws (as on file with the Securities and Exchange Commission, which we refer to as the SEC), annual meetings of Ceridian stockholders are held on a date designated by Ceridian’s board of directors. Ceridian has announced that it intends to hold the 2007 Annual Meeting on September 12, 2007, and only holders of record as of July 27, 2007 will be entitled to notice of, and be permitted to vote at, the 2007 Annual Meeting.

A majority of the outstanding shares of Ceridian common stock must be represented at the 2007 Annual Meeting in person or by proxy in order to satisfy applicable quorum requirements. If the quorum requirements are not satisfied, Ceridian will be required to adjourn the 2007 Annual Meeting to a later time. We reserve the right not to appear at the meeting to vote our own shares or any shares for which we then have proxies if at the time of the meeting we continue to pursue alternatives that we believe are superior to the proposed merger or we otherwise think doing so would be in the best interests of Ceridian stockholders.

The date of this preliminary proxy statement is July 24, 2007. We expect to make this proxy statement available to stockholders with whom we discuss the 2007 Annual Meeting, Ceridian’s proposed merger, and the Pershing Nominees. This proxy statement will be provided in definitive form to all Ceridian stockholders to whom GREEN proxies are furnished by the Pershing Square Funds, or from whom GREEN proxies are requested by the Pershing Square Funds, no later than the time that GREEN proxies are furnished or such requests are made.

[1]	As used herein, the terms ‘‘Pershing Square Funds’’, ‘‘we’’, ‘‘us’’ and ‘‘our’’ refer to Pershing Square, L.P., Pershing Square II, L.P. and Pershing Square International, Ltd. (which we collectively refer to as the Pershing Square Funds or simply Pershing Square), William A. Ackman, Scott D. Ferguson, Paul C. Hilal and Roy J. Katzovicz. Additional information about the Pershing Square Funds and the Pershing Nominees, who are also participants in this solicitation, is provided in Appendix A to this Statement.

No proxy card for use at the 2007 Annual Meeting is included with this proxy statement. A GREEN proxy card will be provided by the Pershing Square Funds when definitive proxy materials are distributed by the Pershing Square Funds to the stockholders of the Company.

If you have any questions, require assistance in voting your GREEN proxy card, or need additional copies of our proxy material, please contact our proxy solicitor at:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005

Toll-free: (800) 431-9642
Banks and brokers: (212) 269-5550

STOCKHOLDERS CAN VOTE AGAINST the merger AND FOR THE PERSHING NOMINEES by signing and returning green proxy cards.

•	Voting by Mail. A GREEN card is enclosed for your use. Whether or not you expect to attend the 2007 Annual Meeting, please sign, date and mail your proxy card promptly in the enclosed postage paid envelope.

•	Voting by Telephone or the Internet. If you wish to vote by telephone or by the Internet, please refer to the voting instructions on the GREEN proxy card. If you vote by telephone or the Internet, please do not return your proxy card by mail.

Stockholders who have executed and delivered a proxy card may revoke it at any time before it is voted:

•	By delivering an instrument revoking the earlier proxy, or a duly executed later dated proxy for the same shares, to:

o	D.F. King & Co., Inc., our proxy solicitor, at 48 Wall Street, New York, New York 10005; or

o	to the Secretary of the Company at its principal executive offices at 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425; or

•	By voting in person at the 2007 Annual Meeting.

If you hold your shares through a bank, broker or other nominee holder, only that nominee holder can vote your shares, and only after receiving voting instructions from you. Please contact all nominee holders of your shares and instruct them to vote a GREEN proxy card ‘‘AGAINST’’ the Merger and ‘‘FOR’’ the Pershing Nominees.

If you previously voted for the Company’s nominees, you can change your vote by signing, dating and returning the GREEN proxy card to D.F. King & Co., Inc. at its address set forth above or by making use of the Internet and telephone voting facilities described above. If you hold your shares through a bank, broker or other nominee holder, you will need to contact your nominee and follow your nominee’s instructions if you want to revoke a proxy or change your vote.

Only your latest signed and dated proxy will count at the 2007 Annual Meeting.

If the Pershing Square Funds receive GREEN proxies that have no explicit voting instructions, the Pershing Square Funds intend to vote such proxies ‘‘AGAINST’’ the merger and ‘‘FOR’’ the Pershing Nominees. However, the GREEN proxy card will also allow stockholders to vote individually on the merger and the election of the Pershing Nominees, including withholding authority to vote for one or more of the Pershing Nominees.

We strongly urge you to vote ‘‘AGAINST’’ the merger and ‘‘FOR’’ the Pershing Nominees.

 Proposal 1: the Merger

We, like others in the market, were surprised when the Company initially announced in January that it would embark on a strategic alternative review process (particularly since the Company had hired a new CEO only a few months earlier). Given where Ceridian’s main operating divisions, HRS and Comdata, are in their respective lifecycles, we do not believe these businesses are at the point where an outright sale of one or both is the right path to maximize stockholder value. Moreover, we do not think the two businesses complement each other and we therefore do not believe that a sale of the combined companies through a sale of Ceridian will realize the full value inherent in each business.

In light of the Company’s recent performance, the Company’s own projections as set forth in the Company’s preliminary proxy materials and our own view of the potential of the Company’s businesses going forward, we believe that a sale at $36 per share is ill-advised.

Even if the Company did nothing but continue to improve its businesses, we believe its prospects are bright and that the opportunity for attractive stockholder returns is compelling. Beyond the business- as-usual approach, we have identified alternatives that we believe would unlock even more value. We believe that these alternatives can be achieved without paying breakup fees under the merger agreement with affiliates of Thomas H. Lee and Fidelity National Financial Inc. We note that these alternatives — unlike the proposed merger — would not trigger golden parachute payments to management and incumbent board members. We also note that these alternatives — unlike the proposed merger — would preserve substantial upside if, in the future, a strategic buyer decided to make an offer to acquire Comdata and/or HRS.

Specifically, we believe maximum value can be created by having the Company (1) borrow an appropriate amount and return the excess cash to shareholders (after completion of our strategic review we will provide further details on our proposed capital structure for Ceridian), (2) spin off HRS or Comdata tax-free and (3) accelerate operating efficiencies and margin improvements. We do not believe the incumbent board gave sufficient consideration to these alternatives, and we are left wondering whether that was because these alternatives would have left the board exposed to losing a proxy contest.

We and our financial advisor, Lazard Frères & Co. LLC, continue our review of alternatives. We will update stockholders as to the results of that process as soon as practicable.

We believe that the intrinsic value of Ceridian is meaningfully above the $36 per share price offered in the proposed merger, and we strongly oppose a sale at that price. We will vote ‘‘AGAINST’’ the merger proposal and urge you to vote ‘‘AGAINST’’ as well.

 PROPOSAL 2: election of DIRECTORs

We intend to nominate William A. Ackman, Michael L. Ashner, John D. Barfitt, Harald Einsmann, Robert J. Levenson, Gregory A. Pratt and Alan Schwartz as the Pershing Nominees for election to the Ceridian Board at the 2007 Annual Meeting. In addition, if the Pershing Nominees are elected we expect that they will expand the board and fill the vacancy with Michael E. Porter.

We believe the incumbent board has managed Ceridian poorly for the past several years. The incumbent board:

•	Neglected the HRS division — the HRS division’s margins have lagged those of its peers for over a decade,

•	Failed to spin off all or a part of the Comdata division years ago,

•	Mismanaged the Company’s acquisition strategy — grossly overpaid for some acquisitions (e.g. ABR Information Systems), mismanaged others (e.g. Tesseract), and yet failed to acquire compelling properties (Advantage Payroll, Probusiness, Interpay and CBS Employer Service),

•	Mismanaged the Company’s senior executive ranks — hired the wrong people (the leadership of HRS has changed seven times in the past decade, and the board appointed one of its own members to the post on two separate occasions, neither of which had relevant experience), fired the wrong people (Messrs. Krow and Neve), and failed to fire underperformers (the resignation of the Company’s former CEO was catalyzed not by the incumbent board, but by letters from other senior executives at the Company),

•	Failed to properly oversee the Company’s finance and accounting function, resulting in five restatements in the past three years, erasing millions in revenues and earnings,

•	Established a pattern of what appears to be retaliation against whistleblowers (the Director of General Accounting, who tried to alert management to numerous accounting improprieties, and the two letter-writing executives referred to above were all terminated after voicing their concerns),

•	Inappropriately rewarded officers who have underperformed or acted wrongly (the prior underperforming CEO left with almost $10 million in compensation for 2006, the former CFO and principal accounting officer who were responsible for the numerous overstatements of revenue and earnings which inflated their bonuses were apparently able to leave without any attempt at recouping these inflated bonuses), and

•	Misused Ceridian’s corporate plane at stockholders’ expense for personal matters (for example, the Ceridian corporate jet apparently flew to Mr. Matthews’ vacation home in Jackson Hole, Wyoming seven times in one 63-day period during the fly-fishing season last summer).

Rather than face accountability in a proxy contest, the Ceridian board agreed to sell out at a price that we believe is well below Ceridian’s intrinsic value.

Whatever you think about the proposed merger, we urge you to vote ‘‘FOR’’ the Pershing Nominees.

Table of contents

BACKGROUND TO OUR NOMINATION OF AN ALTERNATIVE SLATE	1
INFORMATION ABOUT THE PERSHING SQUARE FUNDS	9
THE PERSHING NOMINEES	9
SECURITY OWNERSHIP OF THE PERSHING SQUARE FUNDS	15
RECORD DATE, VOTE REQUIRED AND VOTES PER SHARE	15
CERTAIN INFORMATION CONCERNING THE PERSHING SQUARE FUNDS AND THE OTHER PARTICIPANTS IN THE SOLICITATION	15
CERTAIN INTERESTS IN THE PROPOSAL AND WITH RESPECT TO SECURITIES OF THE ISSUER	15
PRINCIPAL STOCKHOLDERS	16
ShaRE OWNERSHIP of DIRECTORS AND MANAGEMENT	16
PROXY SOLICITATION EXPENSES	18
ADDITIONAL INFORMATION	18
SHAREHOLDER PROPOSALS AND NOMInations for 2008 annual meeting	19

BACKGROUND TO OUR NOMINATION OF AN ALTERNATIVE SLATE

Our value investment strategy leads us to focus on investment opportunities that exhibit significant valuation discrepancies between stock market prices and our assessment of the intrinsic value of the companies in which we invest. Once we identify a potential investment, we undertake a considerable amount of due diligence based on publicly available information and discussions with management personnel who are routinely made available to us by the companies that we follow. In the case of Ceridian, those representatives included Craig Manson, the Company’s Vice President of Investor Relations, Douglas C. Neve, the Company’s former CFO, and Gary Krow, the former President of Comdata.

In the spring of 2006, we considered making an investment in Ceridian. We attended investor presentations and conferences, talked to and met with Ceridian executives, and conducted our own in-depth analysis. We did not buy shares at that time because we were not yet convinced that the HRS division could be turned around by existing management.

Over the following few months, our confidence in the then-existing management, particularly Messrs. Krow and Neve, grew. This was reinforced by the 2006 second quarter results and conference call which indicated continued improvement in the HRS business. On October 6, 2006, we began buying shares.

Our reaction to the hiring of Kathryn Marinello as President and CEO later in October 2006 was initially favorable. While we did not know Ms. Marinello personally, we viewed new leadership as a positive development and Ms. Marinello’s prior work experience as relevant to at least a significant part of the Company’s business. Despite efforts on our part to meet with Ms. Marinello, we were told that she would not be willing to meet with shareholders until January 2007. We did, however, maintain a dialogue with the Company, principally through its investor relations function as well as contact with Messrs. Neve and Krow.

On October 26, 2006, Ceridian held a conference call to discuss its performance through the third quarter 2006. On that call, and in the related earnings press release, the Company reported continued improvement in HRS’s profit margins and we continued to purchase Ceridian shares.

On December 20, 2006, we filed an Information Statement on Schedule 13G with the SEC, indicating our ownership of approximately 11.3% of the Company’s then-outstanding common stock.

On January 5, 2007, William A. Ackman of the Pershing Square Funds spoke to Ms. Marinello by phone to schedule an in-person meeting for the following Friday, January 12, 2007.

At 6:00 a.m., Minnesota time, on January 10, 2007, Paul C. Hilal, then a financial consultant (and now a Pershing Square employee) who had been assisting us with our investment in Ceridian, received a telephone call from Mr. Neve. On that call, Mr. Neve asked for advanced notice of any financial data request that we might make. Mr. Hilal asked Mr. Neve why Mr. Krow had sold a large portion of his equity-based holdings in the Company. Mr. Neve responded that he could not speak on Mr. Krow’s behalf and suggested that we talk directly to Mr. Krow.

Later that day, Mr. Ackman telephoned Mr. Krow. On that call, Mr. Krow indicated that circumstances had changed, and that he had begun negotiation of the terms of his separation from Ceridian. When pressed on the issue, Mr. Krow indicated that his authority had been precipitously and substantially diminished, and that he had become frustrated by, among other things, the fact that the Company would not spin off all or part of Comdata, an initiative that the Comdata management team had desired for some time (we believe that, for a number of years, the Comdata management team has not been adequately valued or compensated for their success, owing in part to the fact that equity-based compensation they earn is based on the price of Ceridian common stock rather than the performance of Comdata).

Mr. Ackman indicated to Mr. Krow that his decision to leave the Company posed a substantial risk to our investment. On the call, Mr. Ackman asked that Mr. Krow refrain from pursuing a separation from the Company, and communicated his hope that after the upcoming scheduled meeting with Ms. Marinello, we would be in a better position to respond to Mr. Krow’s concerns. Mr. Ackman suggested that he and Mr. Krow should meet after the meeting with Ms. Marinello.

On January 12, 2007, we met with Ms. Marinello and other members of Ceridian’s management team at the Company’s headquarters in Minneapolis, Minnesota. The meeting lasted approximately three hours and touched upon a broad range of issues. We were deeply distressed about Ms. Marinello’s plans for Ceridian that we learned about at the meeting. Rather than focus Ceridian’s resources on fixing and growing the underperforming HRS business, Ms. Marinello communicated her desire to pursue the acquisition of businesses in order, among other reasons, to better diversify the Company’s holdings. In addition, Ms. Marinello seemed largely indifferent to the impending loss of Mr. Krow as an executive.

(Subsequent to our sharing our concerns about the meeting in public filings, Ms. Marinello seems have refocused her energies on a turnaround of HRS and postponed her acquisition plans. As a result, assuming the proposed merger is not completed, we remain open to working with Ms. Marinello on a going-forward basis, depending on the course of action we ultimately determine is in the best interests of Ceridian’s stockholders.)

After the January 12 meeting, we considered our options. First, we determined that it was unlikely that we would be able to stop Mr. Krow from leaving Comdata while we remained a passive stockholder in the Company. Moreover, we considered whether, absent active engagement on our part, there was a risk that Ceridian’s strategic direction could shift well beyond any outcome that we or any other stockholder could have reasonably anticipated. We feared that the loss of focus and other risks inherent in an acquisition program, particularly for Ceridian which possesses no apparent competitive advantages in pursuing acquisitions, and the impending loss of Mr. Krow materially increased the risk of our investment in Ceridian.

On Sunday, January 14, 2007, we and our counsel, Sullivan & Cromwell LLP, met with Mr. Krow and his personal counsel at a conference facility in the Nashville, Tennessee airport. At that meeting, Mr. Krow reiterated the likelihood of his departure from the Company but indicated a willingness to continue serving as President of Comdata provided that the Company address the sources of his frustration. Among other factors, it became clear to us that our active involvement with the Company, including the proposal for a Comdata spin-off and the nomination of a slate of directors who would pursue that course, would be required to keep Mr. Krow at Comdata. At the meeting, we discussed and then dismissed the idea that we would include Mr. Krow on our slate.

In the course of those discussions, a member of our team asked how the situation between Mr. Krow and the Company could have deteriorated to such a level. In response, we were told that the deterioration was likely a result of letters that Mr. Krow and another senior officer (Mr. Neve) had sent the board in early 2006 (we refer to these letters as the ‘‘Officer Letters’’). At no time were the specific contents of the Officer Letters disclosed, other than the fact that they were highly critical of the Company’s prior CEO. At no time in these discussions or afterwards did Mr. Krow or his counsel divulge any confidential information concerning Ceridian’s or Comdata’s strategy, business or operations.

After that meeting and based on the troubling change in circumstances that we then faced, we formed a view that we could no longer maintain our investment in Ceridian on a passive basis. At best, we concluded that without our intervention there was a serious risk that Mr. Krow would depart the Company on his own. At worst, we feared that he, as well as Mr. Neve, could be fired by the incumbent board of directors in retaliation for the letters they had written. Our concern was based partly on the fact that Ms. Marinello’s prior work experience focused principally on payments and trucking, the two principal businesses that comprised Comdata, which suggested to us that her hiring was part of the board’s plans to fire Mr. Krow.

Pershing Square’s Letter to Ceridian’s Board Of Directors

On January 18, shortly after the meetings with Ms. Marinello and Mr. Krow, we delivered a letter to the incumbent board of directors which stated the following:

‘‘As you are likely aware, Pershing Square Capital Management, L.P. and certain of its affiliates own approximately 11.3% of Ceridian’s outstanding stock. We are writing to express concern about a number of recent developments that have caused us to reconsider the passive nature of our investment in the Company.

We have followed Ceridian for some time. In our view, Ceridian has underperformed and failed to achieve its business potential for more than a decade. We believe that this view is widely shared by the investment and analyst communities. We also believe that the fundamental value of Ceridian substantially exceeds the value implied by its current share price. Furthermore, we are confident that, properly managed, the Company offers the opportunity for shareholders to earn extraordinary returns.

As a result of our view of the Company’s undervaluation and the board’s decision to replace the prior CEO, we initiated an investment in Ceridian with the expectation that the board and new management would pursue the low-risk, high-return strategy afforded by the Company’s current circumstance. To that end, we were cautiously optimistic when Kathryn Marinello was hired as CEO. That being said, we were somewhat surprised that the board hired a CEO with no experience in payroll or human resource services, but rather with a background principally focused on payments and trucking — industry experience most relevant to Ceridian’s well-functioning Comdata division. At a minimum, however, we thought management change would be a significant positive for the Company.

We had originally intended to hold Ceridian shares as a passive investment. However, two recent events have caused us to reconsider our intent. First, we now find ourselves very concerned that Comdata, which represents the majority of Ceridian’s cash flow and equity value, may be on the verge of losing its President, whom we believe is very important to the successful operation of that business. Second, based on our recent meeting with Ms. Marinello, we now fear that Ceridian as a whole may pursue a completely different strategic direction than what we or any other shareholder would have reasonably anticipated or desired.

Potential Loss of Comdata Senior Management

Comdata is Ceridian’s best performing and most valuable operating subsidiary. Late last week, we were surprised to learn that the continued employment of senior Comdata management, in particular its President, Gary Krow, may be in jeopardy. We are of the view that Mr. Krow’s departure from Comdata may substantially reduce the value of Comdata and thereby Ceridian. We further believe that his exit could be followed by the departure of other key managers, causing a further significant diminution in value. The prospect of losing Comdata’s President and other senior operating management poses an unacceptable risk to our investment.

Potential Changes to Ceridian’s Strategic Direction

Shortly after Ms. Marinello joined Ceridian in October, we attempted to arrange a meeting with her, but we were told that we would not be able to do so until January. Last Friday, we attended a three-hour meeting at Ceridian headquarters with Ms. Marinello. This was the first opportunity afforded to us to meet or speak with Ms. Marinello since her appointment as CEO.

In the meeting, Ms. Marinello came across as a hardworking, direct, and experienced executive. In other respects, however, we were alarmed by what we learned.

During the course of the meeting, we were surprised to hear that Ms. Marinello does not share our concern about the potential loss of Mr. Krow. As important, however, we left the meeting with the understanding that Ms. Marinello currently intends to retain Comdata as a captive subsidiary and may leverage its cash flow and balance sheet to invest in or acquire diversified businesses, potentially on a global basis. In other words, rather than management exclusively focusing on the Company’s flagging HRS operations and liberating Comdata — an unrelated, high-quality, faster growing business that would benefit greatly from independence — it appears that Ceridian may pursue a conglomerate holding Company strategy.

When we pressed on the subject of the future of Comdata, Ms. Marinello was appropriately careful to state that she had not yet made a final decision in that regard and that such a decision could take upwards of 18 months to explore. She did indicate, however, that a Comdata spin-off would necessarily reduce Ceridian’s market capitalization, and therefore limit the size of the acquisitions that the Company could pursue. These comments are troubling to us as we are strongly of the view that size should take a backseat to growth in the per-share value of Ceridian.

In our view, an acquisition-driven conglomerate strategy would be a serious mistake for Ceridian and its shareholders. We believe that such a strategy is unlikely to increase shareholder value without undue risk. This is particularly true in light of the current acquisition environment which is characterized by extremely competitive auctions and well-capitalized private equity and corporate acquirers. In addition, Ceridian possesses few if any competitive advantages in making acquisitions. We believe that there are few successful conglomerates other than GE and Berkshire Hathaway, and even these superb companies were created over many years during much more favorable acquisition environments.

We believe strongly that Ceridian should be run with the objective of increasing shareholder value, rather than growing assets under management. Therefore, we are of the view that the Company should pursue a materially different and simpler, higher-return, lower-risk corporate strategy that will best serve shareholders, customers, and employees.

Our Views

As a first step, we believe that Ceridian should spin off Comdata to its shareholders. We believe — and expect the substantial majority of the Company’s shareholders and the investment community agree — that the logic of separating Comdata from Ceridian is so overwhelming that it is a business imperative.

Comdata’s business is materially different from that of the balance of Ceridian’s operations, is managed by a distinct management team, and is located in a different geography. Its employees have not been adequately compensated for their achievements because the equity compensation they receive in the form of stock options on Ceridian has been diluted by HRS’s long-term underperformance. Beyond the strategic imperative, Comdata’s growth, margin, and cash flow characteristics deserve a materially higher valuation than the current value the market assigns to Ceridian in its current configuration. As a result, we believe the spin-off of Comdata would generate significant value in the intermediate and long term for all of Ceridian’s stakeholders.

In the more than 11 years that Ceridian has owned Comdata, Ceridian has yet to identify any meaningful synergies between its two principal operating units. When we raised the subject with Ms. Marinello, she was unable to cite any such synergies, but postulated that some day Comdata could sell payment products to HRS customers. In response, we pointed out that if Comdata continued as a wholly owned subsidiary of Ceridian, the potential market opportunity for its products would be diminished because ADP (and other competing payroll companies that offer a much larger potential market for such a product) would be unlikely to choose to purchase that product from a Ceridian-owned Comdata.

During our meeting with Ms. Marinello, she suggested that there were a number of acquisition opportunities which might make strategic sense for Comdata. While we acknowledge that this may be true depending upon the terms and other specifics, we believe that Comdata will be in a much stronger competitive position in making acquisitions if it is a standalone pure-play enterprise that can use its likely-to-be highly valued equity currency in pursuing such transactions.

We believe it is self-evident that Comdata’s long-term value would be maximized as an independent company. In addition, the ability to reward its management with equity incentives that are directly tied to the performance of its business would be an invaluable tool to retain and attract talented individuals, and may obviate some of the personnel risks highlighted earlier.

With regard to HRS, we believe Ceridian management should focus on improving its remarkably low operating margins, its lackluster customer service record, weakness in its sales organization, and deficiencies in its technology infrastructure. These basic operational improvements would provide more than ample opportunity to enhance long-term value for all of Ceridian’s stakeholders, including shareholders, customers, and employees alike. Furthermore, the intelligent use of the Company’s free cash flow and borrowing capacity created by a dramatically improved, rationalized, and standalone HRS business will further enhance shareholder returns over the long term. These goals should command the full focus of Ceridian’s senior management for the foreseeable future. In addition, this strategy is materially less risky than expanding an operationally challenged business through acquisitions.

In light of recent events, we feel that we can no longer remain a passive Ceridian shareholder. We would have greatly preferred to voice our concerns in a less public arena. Given what we have learned over the past week, coupled with the imminent deadline under Ceridian’s unusually early advance notice provision regarding the nomination of directors, we are compelled to act now to protect our investment.

As a consequence, we currently intend to nominate a slate of alternative directors at the Company’s upcoming meeting of shareholders and provide the requisite notice on or before the January 23, 2007 deadline.

We welcome the opportunity to commence discussions with you in advance of the director nomination notice deadline regarding the matters discussed in this letter. We would appreciate a response at your earliest convenience.’’

Ceridian’s Response

On January 22, 2007, we received a letter from the Company stating that our concerns were ‘‘unfounded and unwarranted.’’ The letter was sent on behalf of the incumbent board by Ms. Marinello, and in relevant part stated the following:

‘‘Ceridian’s Board of Directors has asked me to respond on their behalf to your letter of January 18, 2007. We were very surprised by the concerns expressed in your letter, which we believe are unfounded and unwarranted. In case there was a miscommunication arising out of our January 12th meeting, we would like to take this opportunity to set the record straight.

First, we want to assure you and all our shareholders that our Board and our management team agree with your belief that Ceridian should be run with the objective of building shareholder value. This is and will continue to be our focus. As part of this focus, we periodically conduct reviews of our businesses, and we recently hired an independent financial advisor to help us undertake a new full review. This review will include an evaluation of the merits of a possible spin-off of Comdata as well as other avenues that could create shareholder value.

Second, we do not understand your stated concern or impression that we are proposing to embark on an ‘‘acquisition-driven conglomerate strategy.’’ While it would be imprudent to preclude the possibility of pursuing an attractive transaction were it to become available in the marketplace, acquisitions are not our current focus and we do not have plans or the intention to pursue acquisitions over the next year. Rather, as you suggest we should be doing, our management team is and has been focused on improving our operations, meeting with our customers, strengthening the productivity of our sales force, and otherwise seeking to enhance Ceridian’s performance.

Third, like you, we value the leadership and contributions of Comdata’s president, Gary Krow. Our Board and I have expressed to Mr. Krow our support of him, and he has expressed to us his desire to continue to run Comdata with the objective of improving what is already a strong competitor in the transaction processing arena. While no company can ever guarantee that any particular executive will remain with the company forever, we believe your fear that Ceridian ‘‘may be on the verge of losing’’ Mr. Krow is as unfounded as your other stated concerns. To the contrary, we look forward to Mr. Krow’s continued leadership and success with Comdata.

I hope that this letter addresses whatever miscommunications may have given rise to the concerns stated in your January 18th letter to our Board. We are always grateful to hear the views of our shareholders and we will continue in our efforts to enhance the long-term value of our company.’’

Advance Nomination of Directors

While on balance we believed that the Company’s letter of January 22 was a positive development, the Company’s advance notice Bylaw required advance notification of any director nominations for the 2007 Annual Meeting by January 23, 2007. Because (1) we felt that the Company’s response letter was too conditional in its commitments and therefore provided insufficient assurance that the necessary actions would be undertaken by the incumbent board, and (2) we now believed the relationship between the incumbent board and Ceridian’s key officers to be far more tenuous than we had previously understood, on January 23, 2007, we chose to provide Ceridian with the advance notice required to nominate the Pershing Nominees.

Pursuit of a Potential Compromise

Subsequent to the delivery of our notice to nominate the Pershing Nominees, we requested a meeting with the Company’s financial advisor, Greenhill & Co. LLC (‘‘Greenhill’’). On January 29, 2007, we met with a number of Greenhill bankers at Greenhill’s headquarters in New York.

At that meeting, we reviewed the situation with Greenhill, and described the key events that had taken place to date. We made it clear that we would prefer to deal with this situation without resorting to a proxy contest. We emphasized our interest in maintaining open lines of communication. To that end, we suggested that we meet with one or more members of the incumbent board to diffuse the situation.

On February 8, 2007, not having heard from Greenhill about our request for a meeting with members of the board, we decided a more direct approach was in order. On that day, Mr. Ackman sent an email to the Company’s Chair, Mr. Matthews, to the following effect:

‘‘Dear White,

I am told that you are a smart, thoughtful, and sensible person. I think I can prove to you (or you can check with others) that I am the same. Perhaps it is worth a conversation to see if we can arrive at a solution at Ceridian that we can collectively feel good about. Proxy contests are never our preferred course of action.

You can reach me at the office number below, at home . . . or on cell . . . .

Sincerely,

Bill’’

To date, there has been no response to that email.

On February 13, 2007, the Company held an earnings call to review its 2006 year end results. Ms. Marinello’s stated goal of focusing on extending the HRS division’s operating margins was precisely what we wanted to hear. However, on that call, the Company announced that the incumbent board had decided to explore a broad range of strategic alternatives to enhance stockholder value and had retained Greenhill as its financial advisor and Wachtell, Lipton, Rosen & Katz as its legal advisor.

Shortly after the call, Mr. Ackman called Ms. Marinello with the intention of congratulating her on the successful earnings call and her renewed focus on fixing HRS. Mr. Ackman’s call was not returned. Instead, sometime later that day, a Greenhill representative called Mr. Ackman to inform him that any messages to the Company should be communicated through Greenhill. Later that day, Mr. Ackman telephoned the Greenhill representative to offer a potential compromise.

In the days thereafter, we spoke with a number of the Company’s larger stockholders regarding the events that had transpired to date. In the course of those calls, these stockholders communicated a strong sense of frustration with the incumbent board of directors. We were strongly discouraged by these shareholders from compromising with the incumbent board and encouraged to proceed with the proxy contest.

On February 16, 2007, after failing to receive any response to our proposed compromise, we contacted a Greenhill representative to withdraw our offer. Our withdrawal was duly noted and we were told that our original offer was not a basis on which the Company was willing to have a meeting in any event.

On February 28, 2007, we sent a letter to the Company requesting certain books and records including a current stockholders list and copies of the Officer Letters. While the stockholder information was provided, the Company refused to provide the Officer Letters.

On March 8, 2007, we filed suit in the Delaware Court of Chancery seeking access to the Officer Letters. In the course of that litigation, we learned that a third, apparently similar, letter had also been sent, although we do not know the author or contents of that letter.

On March 12, 2007, Ceridian announced the departure of Mr. Neve, who was the author of one of the Officer Letters.

On April 17, 2007, following trial on the issue, the Delaware Court informed us by email that we would not be able to obtain copies of the Officer Letters.

On May 11, 2007, the Delaware Court issued an opinion on the matter, holding in essence that we were seeking a mechanism to broadcast otherwise confidential Company information. We respectfully disagree with this conclusion. We met with Mr. Krow to attempt to persuade him not to leave Ceridian. During the course of that meeting, we came to understand that Mr. Krow had lost favor with the board because he openly voiced criticisms regarding the leadership of the Company. Neither Mr. Krow nor his counsel disclosed the contents of either of the Officer Letters other than to say that they were highly critical of the Company’s former CEO. We do not believe that this constituted an improper disclosure of confidential information. In fact, prior to and after our commencement of the Delaware litigation we learned from three separate individuals unaffiliated with the Company that they were aware of the Officer Letters. In one case, an individual was informed of the letters by Mr. Matthews, the incumbent board’s Chairman.

On May 14, Ceridian fired Gary Krow, alleging unauthorized disclosures and referencing meetings with Pershing Square and other third parties. We do not believe that this firing was in the best interests of Ceridian’s stockholders. Rather, it appears to us that the fates of Mr. Krow and Mr. Neve had largely been determined from the time they felt compelled, in the best interests of Ceridian’s stockholders, to send the Officer Letters. We believe these men are high caliber business leaders who at all times acted in a good faith manner consistent with the best interests of Ceridian’s stockholders.

On May 30, 2007, Ceridian announced its proposed transaction.

On June 13, 2007, we filed with the SEC an open letter to the Ceridian stockholders, reading as follows:

‘‘Open Letter to Fellow Ceridian Corporation Stockholders

Dear Fellow Ceridian Owners:

As you know, the incumbent board of Ceridian Corporation has embarked on a path to sell the company to a consortium of buyers at $36 per share. We do not support a sale of the company at this low price. It appears to us that the current deal is an ill-suited response to our proxy contest, and is suboptimal for Ceridian stockholders.

We have retained Lazard Frères & Co. LLC as our financial advisor and are working with Sullivan & Cromwell LLP as our legal advisor. We intend to pursue one or more value-maximizing alternatives. Since the announcement of the current deal, we have received expressions of interests from both strategic buyers and financial sponsors who are interested in pursuing a variety of possible transactions.

In our view, the value-maximizing course of action is the pursuit of one or a combination of the following alternatives: (1) a sale of the entire company at a higher price, (2) a sale or separation of one or both of the company’s main operating units, and/or (3) a recapitalization, dividend or self-tender transaction where significant value can be returned to stockholders, whether in combination with a broader transaction or otherwise.

Investment funds managed by Pershing Square Capital Management, L.P. may participate in sponsoring one or more of these alternative transactions, which could involve additional strategic partners or financial sponsors. We expect, therefore, to approach the company to seek information relevant to our formulation of a more definitive proposal.

Should Ceridian have obtained standstill agreements from any potential bidders, we believe that the incumbent board’s fiduciary duties require Ceridian to waive those standstills and cooperate to enable this process to achieve the highest value reasonably obtainable for all Ceridian stockholders. We ask that you send this same message to the company.’’

On Thursday, July 12, 2007, we filed with the SEC a letter to Ceridian’s incumbent board of directors which read as follows:

‘‘Ladies and Gentlemen:

We remain convinced that the inherent value of Ceridian is meaningfully above your proposed $36 per share deal. We and our advisors continue to consider a variety of alternatives to that deal, as outlined in the letter we sent you on June 14, 2007. Those alternatives include, without limitation, a potential sale of the entire company, a sponsored spin-off or an improved recapitalization proposal. We are confident that with your cooperation each of these approaches is reasonably likely to result in a ‘‘Superior Proposal’’ within the meaning of your merger agreement.

In connection with the partial settlement of litigation that was filed by a Ceridian stockholder, it is our understanding that you will waive the provision in all of the existing standstill agreements with other bidders that purports to prohibit bidders from asking to be released from the standstill. We further understand that you will amend the merger agreement to, among other things, (1) eliminate the buyer’s walk-away right in the event that the incumbent board loses the upcoming proxy contest and (2) lower the qualifying threshold for a ‘‘Superior Proposal’’ under the merger agreement from 66 2/3% to 40%.

In a press release dated June 13, 2007, you said: ‘‘Pershing Square has now filed a letter stating that it has commenced its own review of strategic alternatives for Ceridian. The Board welcomes involvement by shareholders and is prepared to review any proposals that might result in a Superior Proposal per the merger agreement. The Board remains committed to its goal of maximizing shareholder value through its review of all alternatives.’’

Accordingly, we request that you allow us and our financial advisors to receive information regarding the business and affairs of the company and to engage in discussions about the alternatives described above with Ceridian’s bankers and current members of Ceridian’s management. We believe your fiduciary duties require you to comply with these requests.

We would, of course, be willing to sign a reasonable confidentiality agreement (containing confidentiality provisions no more or less favorable to Ceridian than those contained in the buyer’s confidentiality agreement with Ceridian) regarding confidential information we receive from Ceridian and its representatives.’’

On Thursday, July 19, 2007, we received the following letter from Ceridian:

‘‘Dear Mr. Ackman:

Thank you for your letter of July 12, 2007. As we have previously stated, the Ceridian Board welcomes involvement by shareholders and is prepared to review any proposals that might result in a ‘‘Superior Proposal’’ as permitted by the pending merger agreement, dated May 30, 2007, by and among Ceridian Corporation, Foundation Holdings, Inc. and Foundation Merger Sub, Inc. The Board remains committed to its goal of maximizing shareholder value through its review of all alternatives.

After reviewing your letter, the Board has concluded that you have not made an offer which we can evaluate to determine if it may result in a Superior Proposal in accordance with the standards set forth in our merger agreement. As disclosed in our preliminary proxy filing, the Board and its advisors have previously considered and evaluated the alternatives that you listed in your letter in the course of the Board’s review of strategic alternatives that we announced on February 13, 2007. In order for us to understand and evaluate a specific proposal in accordance with the standards set forth in the merger agreement, and to allow us to conclude whether it is or is reasonably likely to result in a Superior Proposal, we would need to be provided with details about the structure of the proposed transaction, the parties to such a transaction and their financial resources, the price to be offered by such a transaction, the financing for such a transaction, and any other details that might help the Board assess the proposal.

The Board welcomes receipt of any bona fide offers in accordance with the standards set forth in our merger agreement and the Board’s fiduciary duties. If the Board determines than an offer is or is reasonably likely to result in a Superior Proposal, the Board will be happy to provide confidential information and commence discussions.

We thank you for your continued interest.’’

We and our financial advisor, Lazard Frères & Co. LLC, continue our review of alternatives. We will update stockholders as to the results of that process as soon as practicable.

INFORMATION ABOUT THE PERSHING SQUARE FUNDS

The Pershing Square Funds have been stockholders of the Company since October 6, 2006, and currently hold an aggregate of 21,432,734 shares of Ceridian’s Common Stock, or approximately 14.9% of the outstanding shares. We acquired the Common Stock because, in our opinion, the Common Stock was undervalued.

Unless otherwise indicated, percentages of the outstanding shares of Common Stock reported in this Statement were computed based upon the 143,976,839 shares of Common Stock that Ceridian stated in its preliminary proxy statement for the 2007 Annual Meeting to be outstanding as of June 1, 2007.

THE PERSHING NOMINEES

Each of the Pershing Nominees included on our slate is a business leader of national and international standing. Collectively, the group has substantially more relevant industry experience and independence than the incumbent board. Our candidates include senior executives from a wide range of industries including executives with directly pertinent senior management experience in human resource services at ADP and payment processing at First Data. These individuals have strong relevant business, strategic, and legal experience that should greatly assist Ceridian with the creation of stockholder value.

All seven of the Pershing Nominees are independent under Ceridian’s board of director independence guidelines. Furthermore, six of the seven candidates — those other than Mr. Ackman — are independent of and unaffiliated with the Pershing Square Funds. As previously noted, we expect that if the Pershing Nominees are elected, they will expand the board and fill the vacancy with Professor Michael Porter, who serves on the Pershing Square Funds’ Advisory Board.

Each Pershing Nominee has given his consent to be named in this proxy statement for the 2007 Annual Meeting and has confirmed his intent to serve on the board if elected. If the Pershing Nominees are elected, they intend to discharge their duties as directors of the Company consistent with all applicable legal requirements, including the general fiduciary obligations imposed upon corporate directors. The information below concerning the age, principal occupation, directorships and beneficial ownership of Common Stock has been furnished by the respective Pershing Nominees. Mr. Ackman, in his capacity as the managing member of the general partner of Pershing Square Capital Management, L.P., may be deemed to beneficially own the 21,432,734 shares of Ceridian Common Stock owned by the Pershing Square Funds. No other Pershing Nominee beneficially owns any Ceridian Common Stock.

Name and Age	Present and Past Principal Occupation and Directorships
William A. Ackman, 41	Founder and managing member of the general partner of Pershing Square Capital Management, L.P., a registered investment advisor with assets under management of approximately $6 billion. Mr. Ackman also serves as the managing member of certain affiliates of Pershing Square Capital Management, L.P., including PS Management GP, LLC (serving as the sole general partner of Pershing Square Capital Management, L.P.) and Pershing Square GP, LLC (serving as the sole general partner of each of Pershing Square, L.P. and Pershing Square II, L.P.). Prior to forming Pershing Square Capital Management, L.P., in 1992 Mr. Ackman co-founded Gotham Partners Management Co., LLC, an investment adviser that managed public and private equity portfolios. In connection with his role at Gotham Partners, Mr. Ackman was actively involved in the management of a number of its portfolio companies in a variety of director capacities, including serving as Chairman of Imperial Parking Corporation (a parking service company formerly listed on the AMEX) and Chairman of First Union Real Estate and Mortgage Investments (now known as Winthrop Realty Trust, Inc., a REIT (NYSE: FUR)).
Michael L. Ashner, 54	Chief Executive Officer of Winthrop Realty Trust, Inc. (NYSE: FUR) since December 31, 2003 and Chairman of the Board of Directors since April 2004. Mr. Ashner has served as the Executive Chairman of Lexington Realty Trust (a New York Stock Exchange listed REIT) since December 31, 2006. He has also served as the Chairman, President and Chief Executive Officer of Winthrop Realty Partners, L.P. (a real estate investment and management company) since 1996. Mr. Ashner also has been serving as the Managing Director of AP-USX LLC, which owns a 2.4 million square foot office tower, since 1998. Since 1981, Mr. Ashner has been the President and principal shareholder of Exeter Capital Corporation, a privately held real estate investment banking firm. Mr. Ashner also serves on the Board of Directors and on the Audit Committee of NBTY, Inc. (manufacturers and distributor of nutritional

Name and Age	Present and Past Principal Occupation and Directorships
supplements). Mr. Ashner served as a director and Chief Executive Officer of Shelbourne Properties I, Inc., Shelbourne Properties II, Inc. and Shelbourne Properties III, Inc. (each a REIT) from August 2002 until their liquidation in April 2004. In addition, Mr. Ashner served on the Boards of Directors of Great Bay Hotel and Casino, Inc. (a publicly traded hotel and gaming company), Interstate Hotel Corporation (a publicly traded hotel management company acquired by Meristar Hospitality), Nexthealth, Inc. (a publicly traded resort company acquired by management group), Burnham Pacific Properties, Inc. (a liquidated publicly traded REIT), and Sizeler Property Investors, Inc. (a New York Stock Exchange publicly traded REIT).
John D. Barfitt, 53	Consultant to various private equity and investment firms advising on potential acquisitions and investments. From 1979 until 2004, Mr. Barfitt held various positions with Automatic Data Processing, Inc. (NYSE: ADP), one of the largest providers of computerized transaction processing, data communication and information services in the world, including Corporate Vice President from 2003 until 2004 (during which time he helped develop and execute ADP’s strategy in offering BPO Payroll/HR related services), Division President of ADP Employer Services International from 2000 until 2003 (responsible for all facets of the employer services business throughout Europe, Asia Pacific and Brazil. ADP’s employer services division is the global market leader of transaction processing and business process management services for payroll, benefits and human resources), Division President of ADP Claims Solutions Group (the worldwide leader of claims processing for property and casualty and related industries in 32 countries) from 1998 until 2000 and Senior Vice President of Automotive Claims Services from 1996 until 1998. Mr. Barfitt also served as a member on Automatic Data Processing, Inc.’s Corporate Executive Committee from 1998 until 2003.
Harald Einsmann, 72[2]	Harald Einsmann, Ph.D., has just completed a four-year assignment as the Executive Chairman of Findus AB, the second biggest frozen food company in Europe, which started with the acquisition by Findus AB of the

[2]	In the event that Dr. Einsmann is elected as a director of Ceridian Corporation, the Pershing Square Funds intend to seek to have the Board of Directors of Ceridian amend Ceridian’s Corporate Governance Policies and Guidelines at the first meeting of the directors of Ceridian following such election to eliminate paragraph 11 (Retirement) of these guidelines concerning the tendering of resignations upon any non-management director’s reaching the age of 70.

Name and Age	Present and Past Principal Occupation and Directorships
frozen food business of Nestle SA. Dr. Einsmann also served as an Operating Partner and a member of the Board of Directors and the Investment Committee of EQT (which wholly owned Findus AB, and has just exited this investment). EQT is a leading European private equity group sponsored by the Wallenberg Group of Scandinavia (which includes, among other companies, Ericsson Telephones, ABB Engineering Group, StoraEnso paper Company, SKF roller bearings, AstraZeneca, Gambro Pharmaceuticals, SEB Bank and Skania Trucks). In addition, Dr. Einsmann serves as a director of Carlson Group (which includes, among other companies, Regent Hotels and Resorts, Radisson Seven Seas Cruise Ships and Thank God Its Friday Restaurants) and Checkpoint Systems Incorporated (NYSE: CKP) (where Dr. Einsmann also serves as a member of its Remuneration and Nomination Committees) in the United States, Tesco PLC (LON: TSCO) (one of UK’s most important and most successful food retailers) in the United Kingdom, Rezidor AB (a hotel company) in Scandinavia, and The Bata Shoe Company in Bermuda. Dr. Einsmann also served as a director of EMI Music Group (for 13 years until 2006) in the United Kingdom and StoraEnso AB (one of the world’s largest forest and paper product companies, retired from the board in November 2005) in Scandinavia. Prior to his tenure at EQT, Dr. Einsmann was the Executive Vice President Europe, Middle East and Africa and a member of Procter & Gamble’s Worldwide Board.
Robert J. Levenson, 66	Founder and Managing Member of LENOX Capital Group, LLC, a private venture capital investment company, focused on early stage software technology and services. Mr. Levenson began his business career at Haskins & Sells, Certified Public Accountants (a predecessor of Deloitte), and then worked for IBM in Cleveland, Ohio. In 1966, he partnered with the founder of a recently formed data processing services company, Central Data Systems, Inc., a start-up that floated its initial public offering in 1968 and that was ultimately acquired by ITEL Corp. At ITEL, Mr. Levenson was Group Executive Vice President when he resigned in 1980. For the following twenty years, beginning in 1981, Mr. Levenson held senior executive positions at: Automatic Data Processing, Inc. (NYSE: ADP) from 1981 until 1984 and served on ADP’s Board of Directors from 1984 until 1990, Medco Containment Services, Inc. (NASDAQ: MCCS) from 1990 until 1993, including service on Medco Containment Services, Inc.’s Board of Directors during that period, and First Data Corp. (NYSE: FDC) from 1993 until 2000 and served on First Data Corp.’s

Name and Age	Present and Past Principal Occupation and Directorships
Board of Directors from 1992 until 2003. His responsibilities included general management, strategic planning and corporate development. While a senior executive at ADP (10 years), revenue grew from $550 million to about $2.5 billion; at Medco (3 years) from just under $1 billion to $2.2 billion; and at First Data Corp. (7+ years) from nearly $1 billion to almost $6 billion. Mr. Levenson’s governance experience includes service on several boards of directors (with committee and chair responsibilities) of public and private companies as well as not-for-profit organizations. In addition to the foregoing, Mr. Levenson served on the boards of directors of the following public corporations: Central Data Systems (NASDAQ) (1966 — 1975), Comnet (NASDAQ) (1992 — 1993), Polyvision Corp. (AMEX) (1996 — 1997), Broadway & Seymour (NASDAQ) (1996 — 1997), Virtual Communities, Inc (NASDAQ) (1998 — 2000), Superior Telecom (NYSE) (1996 — 2003), Vestcom International (NASDAQ) (1998 — 2002), and Emisphere Technologies, Inc. (NASDAQ) (1998 — 2005). Mr. Levenson also served on the boards of directors of the following private corporations: KBT Inc. (1990 — 1992), Compliance Inc. (1992 — 1994), UCB Services Inc. (1994 — 1996), FDI/NISA (FDC JV) (1995 — 2005), Chase Merchant Services (FDC JV) (1997 — 2005), VIPS (1998 — 2005), and Diopsys, Inc. (2002 — Present). Mr. Levenson was recently elected as a director of Elite Pharmaceuticals, a specialty pharmaceutical company listed on AMEX.
Gregory A. Pratt, 58	Vice Chairman of the Board of Directors of, and from 1998 until 2002 served as the President and the Chief Executive Officer of, OAO Technology Solutions, Inc. Mr. Pratt further serves as the Chairman of the Governance Committee of the Board of Directors of Carpenter Technology Corp. (NYSE: CRS) and as the Chairman of the Audit Committee of the Board of Directors of AmeriGas Propane, Inc. Mr. Pratt founded Enterprise Technology Group, Inc. in 1997 which merged with OAO in 1998. Mr. Pratt is co-founder of Atari Corp., serving variously as Chief Financial Officer of Atari Corp. and President of Atari (US) Corp. from 1984 to 1991. From 1991 until 1996, he served as the President and Chief Operating Officer of Intelligent Electronics, Inc. In May 2007, Mr. Pratt was elected as a director of the Washington DC Chapter of the National Association of Corporate Directors (NACD), a non-profit association dedicated to improving corporate governance.

Name and Age	Present and Past Principal Occupation and Directorships
Alan Schwartz, 67	Sterling Professor of Law and Professor of Management at Yale University. Professor Schwartz’s academic specialties include corporate finance and corporate governance, mergers and acquisitions, bankruptcy, and commercial transactions. He has published numerous articles and books in these fields and has been identified, by the Institute of Scientific Information, as being in the top one half of one percent of social scientists worldwide in total citations. Professor Schwartz has been the President of the American Law and Economics Association and editor of The Journal of Law, Economics and Organization. Professor Schwartz also serves as a director of Cleveland Cliffs Inc. (NYSE: CLF), chairs its Finance Committee and is a member of its Board Affairs Committee. Professor Schwartz further has served as a director of Rohn Industries, chaired its Audit Committee and its Board of Directors.

Because we expect the Pershing Nominees to expand the board and fill the vacancy with Professor Porter if they are elected, we provide the following information with respect to Professor Porter.

Michael E. Porter, 59

The Bishop William Lawrence Professor at Harvard University and Chair of the Institute for Strategy and Competitiveness, which was created jointly by Harvard Business School and Harvard University to further Professor Porter’s work. He has been a member of the Faculty at Harvard Business School since 1973. Professor Porter currently serves as a director on the advisory board of Pershing Square Capital Management, L.P., has a profits interest in Pershing Square Capital Management, L.P. and is also a limited partner of Pershing Square, L.P. Professor Porter, the author of 17 books and over 125 articles, is a leading authority on competitive strategy and the competitiveness and the economic development of nations, states and regions. Professor Porter created and chairs Harvard Business School’s intensive program for newly appointed CEOs of billion dollar corporations, which guides new CEOs in assuming leadership, setting their agenda and addressing issues such as strategy, board governance, communication and value. Professor Porter has served as a strategy advisor to top management in numerous leading U.S. and international companies, among them Caterpillar, DuPont, Procter & Gamble, Royal Dutch Shell, Scotts Miracle-Gro, SYSCO and Taiwan Semiconductor Manufacturing Company. Professor Porter currently serves as a director of Thermo Fisher Scientific, Inc. (NYSE: TMO) and Parametric Technology Corporation (NASDAQ: PMTC). Professor Porter plays an active role in U.S. economic policy with the Executive Branch, Congress, international organizations and private groups, including the U.S. Council on Competitiveness where he is a member of the Executive Committee. Professor Porter has advised national leaders in numerous countries, including Canada, India, Ireland, New Zealand, Nicaragua, Peru, Russia, Singapore, Taiwan, Thailand and the United Kingdom.

Other than Michael E. Porter, who serves on the Advisory Board of Pershing Square Capital Management, L.P., which serves as the investment advisor to the Pershing Square Funds, there are no arrangements or understandings between the Pershing Nominees or Professor Porter and any other person pursuant to which they were selected as a nominee for director. Pershing Square Capital Management, L.P. has agreed, however, to indemnify the Pershing Nominees and Professor Porter for certain losses, if any, arising from their participation in this proxy solicitation and to reimburse them for their reasonable out of pocket expenses.

SECURITY OWNERSHIP OF THE PERSHING SQUARE FUNDS

As of July 24, 2007, Common Stock held for the accounts of the Pershing Square Funds entities was as follows:

Pershing Square Funds Entity	Ownership of Common Stock[3]
Pershing Square, L.P.	9,219,712[4]
Pershing Square II, L.P.	135,095[4]
Pershing Square International, Ltd.	12,077,927[4]

All transactions in securities of the Company engaged in by the Pershing Square Funds and the Pershing Nominees during the past two years are summarized in Appendix B attached hereto.

RECORD DATE, VOTE REQUIRED AND VOTES PER SHARE

Holders of record of Ceridian common stock are entitled to one vote for each share. According to Ceridian, as of the record date, [                    ], 2007, there were [                        ] shares of Ceridian common stock outstanding and eligible to vote at the 2007 Annual Meeting. A majority of the outstanding shares of Ceridian entitled to vote, represented in person or by proxy, will constitute a quorum at the 2007 Annual Meeting. Ceridian has stated that it will treat abstentions and ‘‘broker non-votes’’ as shares present at the 2007 Annual Meeting for purposes of determining the presence of a quorum.

Based on Ceridian’s Bylaws and Corporate Governance Policies and Guidelines, the nominees for director who receive the highest number of votes cast at the 2007 Annual Meeting will be elected as directors. Based on Ceridian’s preliminary proxy statement, shares represented by a proxy marked ‘‘withhold authority’’ will not be voted with respect to the director or directors indicated, although the proxy will be counted for purposes of determining a quorum.

If the quorum requirements for the 2007 Annual Meeting are not satisfied, Ceridian will be required to adjourn the 2007 Annual Meeting to a later time. We reserve the right not to appear at the meeting to vote our own shares or any shares for which we then have proxies if at the time of the meeting we continue to pursue alternatives that we believe are superior to the proposed merger or we otherwise think doing so will be in the best interests of Ceridian stockholders.

CERTAIN INFORMATION CONCERNING THE PERSHING SQUARE FUNDS
AND THE OTHER PARTICIPANTS IN THE SOLICITATION

Information concerning the Pershing Square Funds, each of whom may be deemed ‘‘participants in the solicitation’’ as defined in the proxy rules promulgated by the SEC under the Exchange Act, and their affiliates and associates, is set forth in Appendix A attached hereto.

The Pershing Square Funds, and each of their affiliates and associates, intend to vote the shares of Common Stock beneficially owned by them ‘‘AGAINST’’ the merger and ‘‘FOR’’ the Pershing Nominees.

CERTAIN INTERESTS IN THE PROPOSAL AND
WITH RESPECT TO SECURITIES OF THE ISSUER

To the knowledge of the Pershing Square Funds, no Pershing Square Fund nor any associates or controlling persons thereof or other persons who may be deemed participants in the solicitation of

[3]	The above-named Pershing Square Funds beneficially own the number of shares listed, but because they do not have investment or voting power over such shares, they do not ‘‘beneficially own’’ such shares for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Pershing Square Capital Management, L.P., the investment advisor to the above-named funds, its sole general partner, PS Management GP, LLC, and Pershing Square GP, LLC, the sole general partner of the first two of the funds listed above, together with Mr. Ackman, would be considered the beneficial owners of such shares for purposes of Rule 13d-3.
[4]	See ‘‘Security Ownership of the Pershing Square Funds.’’

proxies for the Pershing Square Funds for the 2007 Annual Meeting are or have within the past year been parties to any contracts, arrangements, understandings or relationships (legal or otherwise) with respect to any securities of the Company, except as described in Appendix A attached hereto.

To the knowledge of the Pershing Square Funds, no Pershing Square Fund nor any associates or controlling persons thereof or other persons who are or may be deemed participants in the solicitation of proxies for the Pershing Square Funds for the 2007 Annual Meeting has any arrangement or understanding with any person with respect to future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

PRINCIPAL STOCKHOLDERS

Based upon Ceridian’s preliminary proxy statement, which in turn is based on filings with the SEC by certain institutional stockholders, as of June 1, 2007 the following persons beneficially owned more than five percent of Ceridian’s outstanding Common Stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Pershing Square Capital Management, LP 888 Seventh Avenue 29th Floor New York, NY 10019	21,432,734		14.89%
Janus Capital Management LLC 151 Detroit Street Denver, CO 80206	14,170,985	(1)	9.89%

(1)	Beneficial ownership as of December 31, 2006, as reported in a Schedule 13G dated February 14, 2007. These securities are deemed beneficially owned by Janus Capital Management LLC. Janus Capital indirectly owns 82.5 percent of Enhanced Investment Technologies LLC (‘‘INTECH’’) and 30 percent of Perkins, Wolf, McDonnell and Company (‘‘Perkins Wolf’’). Janus Capital, INTECH and Perkins Wolf are registered investment advisors, each providing investment advice to several investment companies. Janus Capital beneficially owns 13,543,775 shares or 9.7 percent for which it has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of such shares. As a result of its role as an investment advisor, INTECH may be deemed to beneficially own 627,210 shares or 0.59 percent for which it has shared power to vote or direct the vote and shared power to dispose or direct the disposition of such shares.

 ShaRE OWNERSHIP of DIRECTORS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of Common Stock of the Company outstanding June 1, 2007, based solely upon the information provided in the Company’s preliminary proxy statement for the 2007 Annual Meeting. According to the Ceridian preliminary proxy statement, each person held sole voting and investment power over the shares listed as beneficially owned and the shares listed constituted less than 1% of the outstanding shares. The percentages are based on 143,976,839 shares outstanding as of June 1, 2007.

Name of Individual or Identity of Group	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class
Directors:
Nicholas D. Chabraja	58,045	*
Ronald T. LeMay	62,660	*
George R. Lewis	63,843	*
Kathryn V. Marinello	162,790	*
L. White Matthews, III	28,854	*
Richard Szafranski	7,478	*
William L. Trubeck	7,878	*
Alan F. White	25,452	*
Other Named Executives:
Gary A. Krow(3)	31,482	*
Gary M. Nelson	280,050	*
Douglas C. Neve(4)	28,598	*
Robert J. Severson(5)	170,358	*
Ronald L. Turner(6)	0	*
All Directors and Executive Officers as a Group (18 persons)	958,025	*

*	Represents less than one percent.
(1)	Includes shares of restricted stock held by directors and executive officers as follows: Mr. Chabraja, 18,604 shares; Mr. Lewis, 12,553 shares; Ms. Marinello, 162,790 shares; Mr. Matthews, 24,827 shares; Mr. Szafranski, 7,478 shares; Mr. Trubeck, 7,878 shares; Mr. White, 4,305 shares; Mr. Nelson, 2,971 shares; and all directors and executive officers as a group, 272,752 shares. Includes shares of common stock acquired by certain executive officers and allocated to their individual accounts under Ceridian’s 401(k) plans as follows: Mr. Krow, 11,125 shares; Mr. Nelson, 5,001 shares; Mr. Severson, 151 shares; and all directors and executive officers as a group, 16,277 shares. Includes shares of stock options that become exercisable within 60 days of June 1, 2007 held by directors and executive officers: Mr. Chabraja, 33,441 shares; Mr. LeMay, 38,828 shares; Mr. Lewis, 38,828 shares; Mr. Matthews, 2,667 shares; Mr. White, 14,667 shares; Mr. Nelson, 247,330 shares; Mr. Severson, 163,510 shares; and All Directors and Executive Officers as a Group, 550,435 shares.
(2)	Does not include deferred restricted stock units held by Messrs. Lewis, Matthews and White in the amount of 3,171 units for Mr. Lewis, 1,312 units for Mr. Matthews and 2,490 units for Mr. White. Messrs. Lewis, Matthews and White elected to receive such deferred restricted stock units in lieu of all or a portion of their annual board retainer. All payments from an individual director’s deferred restricted stock unit account will be made in Ceridian common stock based upon the director’s prior election to receive shares of Ceridian common stock in a lump sum on January 10 of the year after the director leaves the board of directors or in five-, 10- or 15-year annual installments. The deferred restricted stock units do not have voting rights. Does not include unvested restricted stock units that will not vest within 60 days of June 1, 2007 held by the executive officers as follows: Mr. Nelson, 13,216 units; Mr. Severson, 2,033 units; Mr. Turner, 30,736 units; and all directors and executive officers as a group, 81,113 units. Does not include deferrals made by Messrs. Krow and Nelson into an investment fund that mirrors Ceridian common stock under the Ceridian Corporation Deferred Compensation Plan (such investments are referred to as ‘‘phantom shares’’). The number of phantom shares held by Messrs. Krow and Nelson are: 18,769 for Mr. Krow; and 16,269 for Mr. Nelson. All payments from an individual’s phantom share account will be made in Ceridian common stock (fractional shares paid in cash). As a result of Mr. Krow’s termination, his phantom shares are in the process of being paid in Ceridian common stock (fractional shares paid in cash). Phantom shares may not be transferred out of an individual’s phantom share account until retirement or termination. For each contribution made by an individual to his or her phantom share account, Ceridian credits the individual’s phantom share account with an additional 15 percent premium on the amount contributed by the individual. This additional credit vests on the last day of the second year that begins after the date that the contribution is made into the individual’s phantom share account. Phantom shares do not have voting rights.
(3)	Mr. Krow’s employment was terminated effective as of May 14, 2007 and Mr. Krow forfeited all unexercised stock options and all other unvested equity awards as of May 14, 2007.
(4)	Mr. Neve resigned from the Company effective as of March 8, 2007.
(5)	Mr. Severson retired from the Company effective as of December 31, 2006.
(6)	Mr. Turner retired from the Company effective as of October 20, 2006.

PROXY SOLICITATION EXPENSES

GREEN proxies may be solicited by the Pershing Square Funds and certain members and employees of the Pershing Square Funds by mail, telephone, telecopier, the Internet and personal solicitation. For example, it is expected that Scott D. Ferguson, Paul C. Hilal and/or Roy J. Katzovicz and/or one or more of the Pershing Nominees may attend in-person meetings with institutional stockholders and other significant stockholders. Any members or employees of the Pershing Square Funds and their affiliates who solicit GREEN proxies on behalf of the Pershing Square Funds will do so for no additional compensation. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the Pershing Square Funds’ solicitation materials to customers for whom such persons hold shares of Common Stock, and the Pershing Square Funds will reimburse them for their reasonable out-of-pocket expenses for doing so.

The entire expense of preparing, assembling, printing and mailing this Statement and related materials, and the cost of soliciting GREEN proxies for the proposals endorsed by the Pershing Square Funds, will be borne by the Pershing Square Funds. Although no precise estimate can be made at the present time, the Pershing Square Funds currently estimate such expenses to be $[•] (including professional fees and expenses, but excluding any costs represented by salaries and wages of regular employees of the Pershing Square Funds and its affiliates). The total expenditures incurred to date by the Pershing Square Funds have been approximately $[•]. To the extent legally permissible, the Pershing Square Funds retain the right to seek reimbursement of their expenses from Ceridian if any of the Pershing Nominees is elected. The Pershing Square Funds do not currently intend to submit the question of such reimbursement to a vote of the stockholders.

The Pershing Square Funds and their affiliates retained the services of D.F. King & Co., Inc. to solicit GREEN proxies from banks, brokers, nominees and individuals with respect to the 2007 Annual Meeting. D.F. King will be paid fees of approximately $[•], be reimbursed for reasonable out-of-pocket expenses, and receive indemnification customary for such an engagement. D.F. King estimates that it will use approximately [•] persons in its solicitation efforts.

ADDITIONAL INFORMATION

If you would like additional copies of the Pershing Square Funds’ proxy materials, or if you would like assistance in completing and returning a GREEN proxy, please contact D.F. King at:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
toll-free: (800) 431-9642
Banks and brokers: (212) 269-5550

 SHAREHOLDER PROPOSALS AND NOMInations for 2008 annual meeting

Stockholder Proposals

Assuming Ceridian holds an annual meeting of stockholders in 2008, all proposals of stockholders that are requested to be included in Ceridian’s proxy statement for the 2008 annual meeting of stockholders must be received by its Corporate Secretary on or before [                         ] to be included.

Any other stockholder proposals to be presented at the 2008 annual meeting of stockholders must be given in writing to Ceridian’s Corporate Secretary and received at its principal executive offices no earlier than [        ] and no later than [         ]. However, if the 2008 annual meeting is called for a date that is not within thirty days before or after [       ], stockholder proposals must be received no later than the close of business on the tenth day following the day on which notice of the date of the 2008 annual meeting was mailed or public disclosure of the date of the 2008 annual meeting was made, whichever happens first. The proposal must contain specific information required by Ceridian’s Bylaws, a copy of which may be obtained by writing to its Corporate Secretary, or found on its website at www.ceridian.com in the Corporate Governance section under the heading ‘‘Other Governance Information.’’

Director Nominations

In accordance with procedures set forth in Ceridian’s Bylaws, stockholders may propose nominees for election to the board of directors only after providing timely written notice to the Corporate Secretary. The notice must set forth:

•	all of the information required under SEC rules in a proxy statement soliciting proxies for the election of directors;

•	the nominee’s business address and residence address; and

•	the name and record address of, and number of shares of Ceridian common stock held by, the stockholder making the nomination.

Any stockholder desiring to present a nomination for consideration by the Nominating and Corporate Governance Committee prior to Ceridian’s 2008 annual meeting of stockholders must do so no earlier than [                    ] and no later than [                        ] in order to provide adequate time to duly consider the nominee and comply with Ceridian’s Bylaws.

Dated:   July 24, 2007

Sincerely, The Pershing Square Funds

APPENDIX A

PARTICIPANTS IN THE SOLICITATION

The participants in this solicitation of proxies from Ceridian stockholders (the ‘‘Solicitation’’) include the following: (i) Pershing Square, L.P. (‘‘Pershing Square’’), Pershing Square II, L.P. (‘‘Pershing Square II’’) and Pershing Square International, Ltd. (‘‘Pershing Square International’’, together with Pershing Square and Pershing Square II, the ‘‘Pershing Square Funds’’), (ii) William A. Ackman, Scott D. Ferguson, Paul C. Hilal and Roy J. Katzovicz, as employees of Pershing Square Capital (as defined below), (iii) William A. Ackman, Michael L. Ashner, John D. Barfitt, Harald Einsmann, Robert J. Levenson, Gregory A. Pratt and Alan Schwartz, as director nominees (collectively, the ‘‘Pershing Nominees’’) and (iv) Michael E. Porter, as an individual who may be elected to the board if the Pershing Nominees are elected. The business address of Messrs. Ackman, Ferguson, Hilal and Katzovicz is 888 Seventh Avenue, 29th Floor, New York, NY 10019, and the business addresses of the Pershing Nominees and Professor Porter are as follows: Ashner — 54, Two Jericho Plaza, Wing A, Suite 111, Jericho, NY 11755; Barfitt — 9 Weatherstone Court, P.O. Box 1842, Niagara on the Lake, Ontario L0S1J0 Canada; Einsmann — 43 Chester Square, London SW1W9EA United Kingdom; Levenson — One Meadowlands Plaza, Suite 801, East Rutherford, NJ 07073; Pratt — 7500 Greenway Center Blvd., Greenbelt, MD 20770; Schwartz — Yale Law School, 127 Wall Street, New Haven, CT 06511; and Porter — Ludcke House, Harvard Business School, Boston, MA 02167.

Pershing Square is a Delaware limited partnership principally engaged in the business of investing in securities. Pershing Square II is also a Delaware limited partnership principally engaged in the business of investing in securities. Pershing Square International is a Cayman Islands exempted company principally engaged in the business of investing in securities.

Pershing Square Capital Management, L.P., a Delaware limited partnership (‘‘Pershing Square Capital’’), serves as investment advisor to the Pershing Square Funds with respect to 21,432,734 shares of the common stock, par value $0.01 per share (the ‘‘Common Stock’’), of Ceridian Corporation (representing approximately 14.9% of the outstanding shares of the Common Stock)5 held for the accounts of Pershing Square (9,219,712 shares), Pershing Square II (135,095 shares) and Pershing Square International (12,077,927 shares). PS Management GP, LLC, a Delaware limited liability company (‘‘PS Management’’), serves as the general partner of Pershing Square Capital. Pershing Square GP, LLC, a Delaware limited liability company (‘‘Pershing Square GP’’), serves as the general partner of each of Pershing Square and Pershing Square II.

William A. Ackman, Scott D. Ferguson, Paul C. Hilal and Roy J. Katzovicz are employees of Pershing Square Capital who may also participate in the Solicitation. Mr. Ackman is also the managing member of each of PS Management and Pershing Square GP. Messrs. Ferguson, Hilal and Katzovicz do not own beneficially any interest in securities of Ceridian Corporation and will not receive any special compensation in connection with the Solicitation. In light of his managing member role in the controlling affiliates of Pershing Square Capital, investment advisor to the Pershing Square Funds, Mr. Ackman may be deemed to be the beneficial owner of the Subject Shares. Mr. Ackman will not receive any special compensation in connection with the Solicitation.

Biographical information with respect to the Pershing Nominees and Professor Porter is contained in this preliminary proxy statement under ‘‘The Pershing Nominees.’’

None of the Pershing Nominees (other than William A. Ackman) nor Professor Porter owns beneficially any interest in securities of Ceridian, and none of the Pershing Nominees nor Professor Porter will receive any special compensation in connection with the Solicitation.

Pershing Square Capital has entered into an indemnity agreement with each of the Pershing Nominees and Professor Porter, pursuant to which certain investment funds advised by Pershing Square Capital (i) will indemnify each of the Pershing Nominees and Professor Porter against certain losses, if any, incurred by such person in connection with such person’s participation in the Solicitation and (ii) agree to reimburse each of the Pershing Nominees and Professor Porter for reasonable out of pocket expenses arising out of or related to the Solicitation.

[5]	Calculated based on 143,976,839 shares of the Common Stock outstanding as of June 1, 2007, as reported in Ceridian Corporation’s preliminary proxy statement for the 2007 Annual Meeting filed on June 15, 2007.

A-1

APPENDIX B

The following is a summary of all transactions in Ceridian common stock over the last two years by the Pershing Square Funds.

TRAN CODE	SECURITY	TRADE DATE	SETTLE DATE	QUANTITY	UNIT COST	TRADE AMOUNT
PERSHING SQUARE INTERNATIONAL, LTD.
BUY	CERIDIAN CORPORATION	10/06/2006	10/12/2006	50,031	$23.16	$1,158,468
BUY	CERIDIAN CORPORATION	10/06/2006	10/12/2006	50,599	$23.16	$1,171,736
BUY	CERIDIAN CORPORATION	10/09/2006	10/12/2006	30,681	$23.04	$706,915
BUY	CERIDIAN CORPORATION	10/09/2006	10/12/2006	16,696	$23.09	$385,511
BUY	CERIDIAN CORPORATION	10/10/2006	10/13/2006	40,115	$23.28	$933,941
BUY	CERIDIAN CORPORATION	10/10/2006	10/13/2006	8,890	$23.26	$206,826
BUY	CERIDIAN CORPORATION	10/10/2006	10/13/2006	67,762	$23.33	$1,580,752
BUY	CERIDIAN CORPORATION	10/10/2006	10/13/2006	9,432	$23.30	$219,727
BUY	CERIDIAN CORPORATION	10/11/2006	10/16/2006	21,631	$23.22	$502,183
BUY	CERIDIAN CORPORATION	10/11/2006	10/16/2006	40,660	$23.25	$945,414
BUY	CERIDIAN CORPORATION	10/11/2006	10/16/2006	56,218	$23.28	$1,308,778
BUY	CERIDIAN CORPORATION	10/12/2006	10/17/2006	14,205	$23.28	$330,641
BUY	CERIDIAN CORPORATION	10/12/2006	10/17/2006	13,554	$23.31	$315,933
BUY	CERIDIAN CORPORATION	10/13/2006	10/17/2006	62,349	$23.31	$1,453,436
BUY	CERIDIAN CORPORATION	10/13/2006	10/17/2006	48,811	$23.45	$1,144,779
BUY	CERIDIAN CORPORATION	10/13/2006	10/17/2006	28,446	$23.46	$667,321
BUY	CERIDIAN CORPORATION	10/16/2006	10/19/2006	34,051	$23.62	$804,438
BUY	CERIDIAN CORPORATION	10/17/2006	10/20/2006	42,469	$23.63	$1,003,453
BUY	CERIDIAN CORPORATION	10/18/2006	10/23/2006	12,453	$23.71	$295,309
BUY	CERIDIAN CORPORATION	10/18/2006	10/23/2006	42,612	$23.74	$1,011,417
BUY	CERIDIAN CORPORATION	10/18/2006	10/23/2006	54,145	$23.74	$1,285,473
BUY	CERIDIAN CORPORATION	10/19/2006	10/24/2006	54,581	$23.64	$1,290,131
BUY	CERIDIAN CORPORATION	10/19/2006	10/24/2006	196,428	$23.64	$4,642,772
BUY	CERIDIAN CORPORATION	10/20/2006	10/25/2006	13,921	$23.65	$329,294
BUY	CERIDIAN CORPORATION	10/20/2006	10/25/2006	14,836	$23.66	$351,045
BUY	CERIDIAN CORPORATION	10/20/2006	10/25/2006	67,684	$23.68	$1,602,757
BUY	CERIDIAN CORPORATION	10/20/2006	10/25/2006	5,415	$23.69	$128,281
BUY	CERIDIAN CORPORATION	10/23/2006	10/26/2006	27,174	$23.67	$643,277
BUY	CERIDIAN CORPORATION	10/23/2006	10/26/2006	162,445	$23.70	$3,850,694
BUY	CERIDIAN CORPORATION	10/23/2006	10/26/2006	40,610	$23.72	$963,432
BUY	CERIDIAN CORPORATION	10/24/2006	10/27/2006	44,781	$23.55	$1,054,387
BUY	CERIDIAN CORPORATION	10/24/2006	10/27/2006	54,084	$23.58	$1,275,436
BUY	CERIDIAN CORPORATION	10/24/2006	10/27/2006	4,976	$23.61	$117,483
BUY	CERIDIAN CORPORATION	10/25/2006	10/30/2006	95,908	$23.85	$2,287,636
BUY	CERIDIAN CORPORATION	10/25/2006	10/30/2006	40,551	$23.87	$968,086
BUY	CERIDIAN CORPORATION	10/26/2006	10/31/2006	36,346	$23.81	$865,329
BUY	CERIDIAN CORPORATION	10/26/2006	10/31/2006	13,517	$23.82	$321,975
BUY	CERIDIAN CORPORATION	10/26/2006	10/31/2006	19,843	$23.84	$472,978
BUY	CERIDIAN CORPORATION	10/27/2006	11/01/2006	54,065	$23.58	$1,274,582
BUY	CERIDIAN CORPORATION	10/27/2006	11/01/2006	56,606	$23.59	$1,335,443
BUY	CERIDIAN CORPORATION	10/27/2006	11/01/2006	272,326	$23.61	$6,430,733
BUY	CERIDIAN CORPORATION	10/30/2006	11/02/2006	166,718	$23.00	$3,835,231
BUY	CERIDIAN CORPORATION	10/30/2006	11/02/2006	135,160	$23.02	$3,111,586
BUY	CERIDIAN CORPORATION	10/30/2006	11/02/2006	41,467	$23.34	$967,744
BUY	CERIDIAN CORPORATION	10/30/2006	11/02/2006	556,837	$23.54	$13,107,943
BUY	CERIDIAN CORPORATION	10/31/2006	11/03/2006	728,011	$23.04	$16,776,431
BUY	CERIDIAN CORPORATION	10/31/2006	11/03/2006	13,517	$23.09	$312,108
BUY	CERIDIAN CORPORATION	10/31/2006	11/03/2006	1,514	$23.33	$35,318
BUY	CERIDIAN CORPORATION	11/01/2006	11/06/2006	152,588	$24.00	$3,662,112
BUY	CERIDIAN CORPORATION	11/01/2006	11/06/2006	1,177,805	$23.54	$27,728,945

TRAN CODE	SECURITY	TRADE DATE	SETTLE DATE	QUANTITY	UNIT COST	TRADE AMOUNT
PERSHING SQUARE INTERNATIONAL, LTD.
BUY	CERIDIAN CORPORATION	11/01/2006	11/06/2006	13,607	$23.58	$320,921
BUY	CERIDIAN CORPORATION	11/01/2006	11/06/2006	16,274	$23.64	$384,747
BUY	CERIDIAN CORPORATION	11/02/2006	11/07/2006	42,096	$24.33	$1,024,124
BUY	CERIDIAN CORPORATION	11/02/2006	11/07/2006	125,614	$24.37	$3,061,289
BUY	CERIDIAN CORPORATION	11/02/2006	11/07/2006	74,943	$24.41	$1,829,059
BUY	CERIDIAN CORPORATION	11/03/2006	11/08/2006	69,710	$24.52	$1,709,401
BUY	CERIDIAN CORPORATION	11/03/2006	11/08/2006	98,224	$24.57	$2,413,432
BUY	CERIDIAN CORPORATION	11/03/2006	11/08/2006	112,256	$24.69	$2,771,264
BUY	CERIDIAN CORPORATION	11/06/2006	11/09/2006	85,097	$24.89	$2,117,869
BUY	CERIDIAN CORPORATION	11/06/2006	11/09/2006	18,860	$24.91	$469,712
BUY	CERIDIAN CORPORATION	11/07/2006	11/10/2006	140,345	$25.05	$3,516,176
BUY	CERIDIAN CORPORATION	11/07/2006	11/10/2006	56,138	$25.06	$1,407,099
BUY	CERIDIAN CORPORATION	11/07/2006	11/10/2006	22,860	$25.07	$572,986
BUY	CERIDIAN CORPORATION	11/07/2006	11/10/2006	98,241	$25.08	$2,463,599
BUY	CERIDIAN CORPORATION	11/08/2006	11/13/2006	90,000	$25.23	$2,270,907
BUY	CERIDIAN CORPORATION	11/08/2006	11/13/2006	56,166	$25.26	$1,418,753
BUY	CERIDIAN CORPORATION	11/08/2006	11/13/2006	4,269	$25.27	$107,856
BUY	CERIDIAN CORPORATION	11/17/2006	11/22/2006	44,282	$24.77	$1,097,029
BUY	CERIDIAN CORPORATION	11/20/2006	11/24/2006	56,133	$24.75	$1,389,011
BUY	CERIDIAN CORPORATION	11/21/2006	11/27/2006	11,736	$24.76	$290,582
BUY	CERIDIAN CORPORATION	11/21/2006	11/27/2006	13,985	$24.71	$345,499
BUY	CERIDIAN CORPORATION	11/27/2006	11/30/2006	93,330	$24.43	$2,280,192
BUY	CERIDIAN CORPORATION	11/27/2006	11/30/2006	14,073	$24.44	$343,944
BUY	CERIDIAN CORPORATION	11/27/2006	11/30/2006	14,636	$24.44	$357,704
BUY	CERIDIAN CORPORATION	11/28/2006	12/01/2006	50,703	$24.29	$1,231,708
BUY	CERIDIAN CORPORATION	11/28/2006	12/01/2006	18,069	$24.26	$438,264
BUY	CERIDIAN CORPORATION	11/28/2006	12/01/2006	42,218	$24.30	$1,026,108
BUY	CERIDIAN CORPORATION	11/29/2006	12/04/2006	44,153	$24.55	$1,084,124
BUY	CERIDIAN CORPORATION	11/29/2006	12/04/2006	14,073	$24.22	$340,848
BUY	CERIDIAN CORPORATION	11/29/2006	12/04/2006	111,918	$24.37	$2,726,994
BUY	CERIDIAN CORPORATION	11/30/2006	12/05/2006	132,723	$24.45	$3,245,250
SELL*	CERIDIAN CORPORATION	12/01/2006	12/05/2006	(146,425)	$24.51	$3,588,877
BUY	CERIDIAN CORPORATION	12/01/2006	12/06/2006	13,667	$24.57	$335,798
BUY	CERIDIAN CORPORATION	12/01/2006	12/06/2006	115,336	$24.56	$2,832,998
BUY	CERIDIAN CORPORATION	12/04/2006	12/06/2006	13,667	$24.94	$340,855
BUY	CERIDIAN CORPORATION	12/04/2006	12/06/2006	1,476	$24.62	$36,337
BUY	CERIDIAN CORPORATION	12/04/2006	12/06/2006	42,611	$24.82	$1,057,520
BUY	CERIDIAN CORPORATION	12/05/2006	12/08/2006	104,520	$25.19	$2,632,671
BUY	CERIDIAN CORPORATION	12/05/2006	12/08/2006	27,347	$25.08	$685,931
BUY	CERIDIAN CORPORATION	12/06/2006	12/11/2006	37,928	$25.38	$962,506
BUY	CERIDIAN CORPORATION	12/06/2006	12/11/2006	109,304	$25.45	$2,782,202
BUY	CERIDIAN CORPORATION	12/06/2006	12/11/2006	127,831	$25.50	$3,259,716
BUY	CERIDIAN CORPORATION	12/07/2006	12/12/2006	41,005	$25.57	$1,048,428
BUY	CERIDIAN CORPORATION	12/07/2006	12/12/2006	142,150	$25.58	$3,636,126
BUY	CERIDIAN CORPORATION	12/08/2006	12/13/2006	1,312	$25.40	$33,325
BUY	CERIDIAN CORPORATION	12/08/2006	12/13/2006	116,799	$25.55	$2,983,759
BUY	CERIDIAN CORPORATION	12/11/2006	12/14/2006	27,312	$25.75	$703,216
BUY	CERIDIAN CORPORATION	12/11/2006	12/14/2006	224,399	$25.73	$5,774,011
BUY	CERIDIAN CORPORATION	12/12/2006	12/15/2006	177,807	$25.78	$4,583,936
BUY	CERIDIAN CORPORATION	12/12/2006	12/15/2006	142,246	$25.79	$3,669,236
BUY	CERIDIAN CORPORATION	12/13/2006	12/18/2006	73,139	$25.74	$1,882,408
BUY	CERIDIAN CORPORATION	12/13/2006	12/18/2006	54,694	$25.78	$1,409,875
BUY	CERIDIAN CORPORATION	12/13/2006	12/18/2006	120,545	$25.83	$3,113,448
BUY	CERIDIAN CORPORATION	12/13/2006	12/18/2006	2,680	$25.83	$69,226

TRAN CODE	SECURITY	TRADE DATE	SETTLE DATE	QUANTITY	UNIT COST	TRADE AMOUNT
PERSHING SQUARE INTERNATIONAL, LTD.
BUY	CERIDIAN CORPORATION	12/14/2006	12/19/2006	43,257	$26.21	$1,133,788
BUY	CERIDIAN CORPORATION	12/14/2006	12/19/2006	27,333	$26.21	$716,330
BUY	CERIDIAN CORPORATION	12/14/2006	12/19/2006	109,332	$26.21	$2,865,384
BUY	CERIDIAN CORPORATION	12/18/2006	12/21/2006	2,845	$26.19	$74,500
BUY	CERIDIAN CORPORATION	12/18/2006	12/21/2006	32,490	$26.37	$856,755
BUY	CERIDIAN CORPORATION	12/18/2006	12/21/2006	27,349	$26.24	$717,638
BUY*	CERIDIAN CORPORATION	01/01/2007	01/04/2007	142,447	$27.98	$3,985,667
* For portfolio rebalancing purposes, this transaction represents a purchase or sale among one or more Pershing Square funds.

Trade Date	Security	Quantity	Strike Price	Expiration Date	Unit Cost	Amount	Transaction Type
PERSHING SQUARE INTERNATIONAL, LTD.
02/05/07	American-style Call Option	339,271	$24.2596	01/22/09	$9.8555	$3,343,685.34	Purchase
02/05/07	American-style Call Option	339,271	$24.2596	01/29/09	$9.8555	$3,343,685.34	Purchase
02/05/07	American-style Call Option	339,271	$24.2596	02/05/09	$9.8555	$3,343,685.34	Purchase
02/05/07	American-style Call Option	339,271	$24.2596	02/12/09	$9.8555	$3,343,685.34	Purchase
02/05/07	American-style Call Option	339,271	$24.2596	02/19/09	$9.8555	$3,343,685.34	Purchase
02/12/07	American-style Call Option	111,359	$24.4363	01/22/09	$9.8967	$1,102,086.62	Purchase
02/12/07	American-style Call Option	111,359	$24.4363	01/29/09	$9.8967	$1,102,086.62	Purchase
02/12/07	American-style Call Option	111,359	$24.4363	02/05/09	$9.8967	$1,102,086.62	Purchase
02/12/07	American-style Call Option	111,359	$24.4363	02/12/09	$9.8967	$1,102,086.62	Purchase
02/12/07	American-style Call Option	111,359	$24.4363	02/19/09	$9.8967	$1,102,086.62	Purchase

TRAN CODE	SECURITY	TRADE DATE	SETTLE DATE	QUANTITY	UNIT COST	TRADE AMOUNT
PERSHING SQUARE INTERNATIONAL, LTD.
BUY**	CERIDIAN CORPORATION	02/27/2007	03/02/2007	2,253,150	$34.17	$76,987,763
BUY	CERIDIAN CORPORATION	02/28/2007	03/05/2007	448,205	$32.59	$14,608,032
** The purchase shown on 02/27/2007, represents a transaction in which we exercised options that we held to receive CEN shares.

TRAN CODE	SECURITY	TRADE DATE	SETTLE DATE	QUANTITY	UNIT COST	TRADE AMOUNT
PERSHING SQUARE INTERNATIONAL, LTD.
BUY	CERIDIAN CORPORATION	06/04/2007	06/07/2007	202,507	$35.44	$7,176,646
BUY	CERIDIAN CORPORATION	06/04/2007	06/07/2007	227,086	$35.42	$8,043,227
BUY	CERIDIAN CORPORATION	06/05/2007	06/08/2007	183,154	$35.31	$6,467,021
BUY	CERIDIAN CORPORATION	06/05/2007	06/08/2007	25,166	$35.31	$888,727

TRAN CODE	SECURITY	TRADE DATE	SETTLE DATE	QUANTITY	UNIT COST	TRADE AMOUNT
PERSHING SQUARE, L.P.
BUY	CERIDIAN CORPORATION	10/06/2006	10/12/2006	41,371	$23.16	$957,946
BUY	CERIDIAN CORPORATION	10/06/2006	10/12/2006	41,840	$23.16	$968,901
BUY	CERIDIAN CORPORATION	10/09/2006	10/12/2006	25,367	$23.04	$584,476
BUY	CERIDIAN CORPORATION	10/09/2006	10/12/2006	13,804	$23.09	$318,734
BUY	CERIDIAN CORPORATION	10/10/2006	10/13/2006	33,164	$23.28	$772,111
BUY	CERIDIAN CORPORATION	10/10/2006	10/13/2006	7,350	$23.26	$170,998
BUY	CERIDIAN CORPORATION	10/10/2006	10/13/2006	56,021	$23.33	$1,306,858
BUY	CERIDIAN CORPORATION	10/10/2006	10/13/2006	7,798	$23.30	$181,661
BUY	CERIDIAN CORPORATION	10/11/2006	10/16/2006	17,881	$23.22	$415,124
BUY	CERIDIAN CORPORATION	10/11/2006	10/16/2006	33,610	$23.25	$781,490
BUY	CERIDIAN CORPORATION	10/11/2006	10/16/2006	46,472	$23.28	$1,081,887
BUY	CERIDIAN CORPORATION	10/12/2006	10/17/2006	11,740	$23.28	$273,265
BUY	CERIDIAN CORPORATION	10/12/2006	10/17/2006	11,202	$23.31	$261,110
BUY	CERIDIAN CORPORATION	10/12/2006	10/17/2006	51,531	$23.31	$1,201,255

TRAN CODE	SECURITY	TRADE DATE	SETTLE DATE	QUANTITY	UNIT COST	TRADE AMOUNT
PERSHING SQUARE L.P.
BUY	CERIDIAN CORPORATION	10/13/2006	10/17/2006	40,312	$23.45	$945,449
BUY	CERIDIAN CORPORATION	10/13/2006	10/17/2006	23,493	$23.46	$551,127
BUY	CERIDIAN CORPORATION	10/16/2006	10/19/2006	28,133	$23.62	$664,628
BUY	CERIDIAN CORPORATION	10/17/2006	10/20/2006	35,202	$23.63	$831,749
BUY	CERIDIAN CORPORATION	10/18/2006	10/23/2006	10,321	$23.71	$244,751
BUY	CERIDIAN CORPORATION	10/18/2006	10/23/2006	35,316	$23.74	$838,243
BUY	CERIDIAN CORPORATION	10/18/2006	10/23/2006	44,874	$23.74	$1,065,367
BUY	CERIDIAN CORPORATION	10/19/2006	10/24/2006	45,213	$23.64	$1,068,700
BUY	CERIDIAN CORPORATION	10/19/2006	10/24/2006	162,717	$23.64	$3,845,979
BUY	CERIDIAN CORPORATION	10/20/2006	10/25/2006	11,535	$23.65	$272,855
BUY	CERIDIAN CORPORATION	10/20/2006	10/25/2006	12,295	$23.66	$290,921
BUY	CERIDIAN CORPORATION	10/20/2006	10/25/2006	56,088	$23.68	$1,328,164
BUY	CERIDIAN CORPORATION	10/20/2006	10/25/2006	4,487	$23.69	$106,297
BUY	CERIDIAN CORPORATION	10/23/2006	10/26/2006	22,517	$23.67	$533,034
BUY	CERIDIAN CORPORATION	10/23/2006	10/26/2006	134,609	$23.70	$3,190,852
BUY	CERIDIAN CORPORATION	10/23/2006	10/26/2006	33,651	$23.72	$798,336
BUY	CERIDIAN CORPORATION	10/24/2006	10/27/2006	37,214	$23.55	$876,219
BUY	CERIDIAN CORPORATION	10/24/2006	10/27/2006	44,944	$23.58	$1,059,892
BUY	CERIDIAN CORPORATION	10/24/2006	10/27/2006	4,135	$23.61	$97,627
BUY	CERIDIAN CORPORATION	10/25/2006	10/30/2006	79,757	$23.85	$1,902,396
BUY	CERIDIAN CORPORATION	10/25/2006	10/30/2006	33,720	$23.87	$805,008
BUY	CERIDIAN CORPORATION	10/26/2006	10/31/2006	30,223	$23.81	$719,552
BUY	CERIDIAN CORPORATION	10/26/2006	10/31/2006	11,240	$23.82	$267,737
BUY	CERIDIAN CORPORATION	10/26/2006	10/31/2006	16,501	$23.84	$393,318
BUY	CERIDIAN CORPORATION	10/27/2006	11/01/2006	44,963	$23.58	$1,060,003
BUY	CERIDIAN CORPORATION	10/27/2006	11/01/2006	47,076	$23.59	$1,110,612
BUY	CERIDIAN CORPORATION	10/27/2006	11/01/2006	226,479	$23.61	$5,348,098
BUY	CERIDIAN CORPORATION	10/30/2006	11/02/2006	138,657	$23.00	$3,189,707
BUY	CERIDIAN CORPORATION	10/30/2006	11/02/2006	112,411	$23.02	$2,587,870
BUY	CERIDIAN CORPORATION	10/30/2006	11/02/2006	34,488	$23.34	$804,871
BUY	CERIDIAN CORPORATION	10/30/2006	11/02/2006	463,113	$23.54	$10,901,680
BUY	CERIDIAN CORPORATION	10/31/2006	11/03/2006	605,405	$23.04	$13,951,074
BUY	CERIDIAN CORPORATION	10/31/2006	11/03/2006	11,240	$23.09	$259,532
BUY	CERIDIAN CORPORATION	10/31/2006	11/03/2006	1,259	$23.33	$29,369
SELL*	CERIDIAN CORPORATION	11/01/2006	11/06/2006	(149,215)	$24.00	($3,581,160)
BUY	CERIDIAN CORPORATION	11/01/2006	11/06/2006	928,233	$23.54	$21,853,297
BUY	CERIDIAN CORPORATION	11/01/2006	11/06/2006	11,157	$23.58	$263,138
BUY	CERIDIAN CORPORATION	11/01/2006	11/06/2006	13,344	$23.64	$315,476
BUY	CERIDIAN CORPORATION	11/02/2006	11/07/2006	32,226	$24.33	$784,004
BUY	CERIDIAN CORPORATION	11/02/2006	11/07/2006	96,161	$24.37	$2,343,501
BUY	CERIDIAN CORPORATION	11/02/2006	11/07/2006	57,371	$24.41	$1,400,197
BUY	CERIDIAN CORPORATION	11/03/2006	11/08/2006	53,365	$24.52	$1,308,595
BUY	CERIDIAN CORPORATION	11/03/2006	11/08/2006	75,193	$24.57	$1,847,545
BUY	CERIDIAN CORPORATION	11/03/2006	11/08/2006	85,935	$24.69	$2,121,477
BUY	CERIDIAN CORPORATION	11/06/2006	11/09/2006	65,129	$24.89	$1,620,911
BUY	CERIDIAN CORPORATION	11/06/2006	11/09/2006	14,436	$24.91	$359,531
BUY	CERIDIAN CORPORATION	11/07/2006	11/10/2006	107,390	$25.05	$2,690,528
BUY	CERIDIAN CORPORATION	11/07/2006	11/10/2006	42,956	$25.06	$1,076,692
BUY	CERIDIAN CORPORATION	11/07/2006	11/10/2006	17,513	$25.07	$438,963
BUY	CERIDIAN CORPORATION	11/07/2006	11/10/2006	75,173	$25.08	$1,885,121
BUY	CERIDIAN CORPORATION	11/08/2006	11/13/2006	52,700	$25.23	$1,329,742
BUY	CERIDIAN CORPORATION	11/08/2006	11/13/2006	42,929	$25.26	$1,084,387
BUY	CERIDIAN CORPORATION	11/08/2006	11/13/2006	3,262	$25.27	$82,414
BUY	CERIDIAN CORPORATION	11/17/2006	11/22/2006	33,899	$24.77	$839,804

TRAN CODE	SECURITY	TRADE DATE	SETTLE DATE	QUANTITY	UNIT COST	TRADE AMOUNT
PERSHING SQUARE L.P.
BUY	CERIDIAN CORPORATION	11/20/2006	11/24/2006	15,250	$24.60	$375,222
BUY	CERIDIAN CORPORATION	11/20/2006	11/24/2006	42,954	$24.74	$1,062,897
BUY	CERIDIAN CORPORATION	11/21/2006	11/27/2006	10,762	$24.70	$265,875
BUY	CERIDIAN CORPORATION	11/21/2006	11/27/2006	36,232	$24.76	$897,101
BUY	CERIDIAN CORPORATION	11/27/2006	11/30/2006	115,670	$24.43	$2,825,992
BUY	CERIDIAN CORPORATION	11/27/2006	11/30/2006	10,927	$24.44	$267,056
BUY	CERIDIAN CORPORATION	11/27/2006	11/30/2006	11,364	$24.44	$277,736
BUY	CERIDIAN CORPORATION	11/28/2006	12/01/2006	39,371	$24.29	$956,424
BUY	CERIDIAN CORPORATION	11/28/2006	12/01/2006	14,031	$24.26	$340,322
BUY	CERIDIAN CORPORATION	11/28/2006	12/01/2006	32,782	$24.30	$796,767
BUY	CERIDIAN CORPORATION	11/29/2006	12/04/2006	34,284	$24.55	$841,802
BUY	CERIDIAN CORPORATION	11/29/2006	12/04/2006	10,927	$24.22	$264,652
BUY	CERIDIAN CORPORATION	11/29/2006	12/04/2006	86,904	$24.37	$2,117,503
BUY	CERIDIAN CORPORATION	11/30/2006	12/05/2006	80,000	$24.45	$1,956,104
BUY*	CERIDIAN CORPORATION	12/01/2006	12/05/2006	146,134	$24.51	$3,581,744
BUY	CERIDIAN CORPORATION	12/01/2006	12/06/2006	11,100	$24.57	$272,727
BUY	CERIDIAN CORPORATION	12/01/2006	12/06/2006	93,674	$24.56	$2,300,914
BUY	CERIDIAN CORPORATION	12/04/2006	12/06/2006	11,100	$24.94	$276,834
BUY	CERIDIAN CORPORATION	12/04/2006	12/06/2006	1,199	$24.62	$29,518
BUY	CERIDIAN CORPORATION	12/04/2006	12/06/2006	34,608	$24.82	$858,901
BUY	CERIDIAN CORPORATION	12/05/2006	12/08/2006	84,799	$25.19	$2,135,934
BUY	CERIDIAN CORPORATION	12/05/2006	12/08/2006	22,187	$25.08	$556,505
BUY	CERIDIAN CORPORATION	12/06/2006	12/11/2006	30,823	$25.38	$782,201
BUY	CERIDIAN CORPORATION	12/06/2006	12/11/2006	88,827	$25.45	$2,260,985
BUY	CERIDIAN CORPORATION	12/06/2006	12/11/2006	103,883	$25.50	$2,649,037
BUY	CERIDIAN CORPORATION	12/07/2006	12/12/2006	33,295	$25.57	$851,297
BUY	CERIDIAN CORPORATION	12/07/2006	12/12/2006	115,422	$25.58	$2,952,437
BUY	CERIDIAN CORPORATION	12/08/2006	12/13/2006	1,066	$25.40	$27,076
BUY	CERIDIAN CORPORATION	12/08/2006	12/13/2006	94,932	$25.55	$2,425,142
BUY	CERIDIAN CORPORATION	12/11/2006	12/14/2006	22,221	$25.75	$572,135
BUY	CERIDIAN CORPORATION	12/11/2006	12/14/2006	182,564	$25.73	$4,697,554
BUY	CERIDIAN CORPORATION	12/12/2006	12/15/2006	144,165	$25.78	$3,716,631
BUY	CERIDIAN CORPORATION	12/12/2006	12/15/2006	115,332	$25.79	$2,974,989
BUY	CERIDIAN CORPORATION	12/13/2006	12/18/2006	59,339	$25.74	$1,527,232
BUY	CERIDIAN CORPORATION	12/13/2006	12/18/2006	44,374	$25.78	$1,143,851
BUY	CERIDIAN CORPORATION	12/13/2006	12/18/2006	97,800	$25.83	$2,525,988
BUY	CERIDIAN CORPORATION	12/13/2006	12/18/2006	2,174	$25.83	$56,156
BUY	CERIDIAN CORPORATION	12/14/2006	12/19/2006	35,136	$26.21	$920,932
BUY	CERIDIAN CORPORATION	12/14/2006	12/19/2006	22,201	$26.21	$581,833
BUY	CERIDIAN CORPORATION	12/14/2006	12/19/2006	88,804	$26.21	$2,327,384
BUY	CERIDIAN CORPORATION	12/18/2006	12/21/2006	2,307	$26.19	$60,412
BUY	CERIDIAN CORPORATION	12/18/2006	12/21/2006	26,357	$26.37	$695,029
BUY	CERIDIAN CORPORATION	12/18/2006	12/21/2006	22,186	$26.24	$582,161
SELL*	CERIDIAN CORPORATION	01/02/2007	01/04/2007	(82,031)	$27.98	($2,295,227)
*	For portfolio rebalancing purposes, this transaction represents a purchase or sale among one or more Pershing Square funds.

Trade Date	Security	Quantity	Strike Price	Expiration Date	Unit Cost	Amount	Transaction Type
PERSHING SQUARE, L.P.
02/05/07	American-style Call Option	258,306	$24.2596	01/22/09	$9.8555	$2,545,734.78	Purchase
02/05/07	American-style Call Option	258,306	$24.2596	01/29/09	$9.8555	$2,545,734.78	Purchase
02/05/07	American-style Call Option	258,306	$24.2596	02/05/09	$9.8555	$2,545,734.78	Purchase
02/05/07	American-style Call Option	258,306	$24.2596	02/12/09	$9.8555	$2,545,734.78	Purchase
02/05/07	American-style Call Option	258,306	$24.2596	02/19/09	$9.8555	$2,545,734.78	Purchase

Trade Date	Security	Quantity	Strike Price	Expiration Date	Unit Cost	Amount	Transaction Type
PERSHING SQUARE, L.P.
02/12/07	American-style Call Option	87,583	$24.4363	01/22/09	$9.8967	$866,782.68	Purchase
02/12/07	American-style Call Option	87,583	$24.4363	01/29/09	$9.8967	$866,782.68	Purchase
02/12/07	American-style Call Option	87,583	$24.4363	02/05/09	$9.8967	$866,782.68	Purchase
02/12/07	American-style Call Option	87,583	$24.4363	02/12/09	$9.8967	$866,782.68	Purchase
02/12/07	American-style Call Option	87,583	$24.4363	02/19/09	$9.8967	$866,782.68	Purchase

TRAN CODE	SECURITY	TRADE DATE	SETTLE DATE	QUANTITY	UNIT COST	TRADE AMOUNT
PERSHING SQUARE, L.P.
BUY**	CERIDIAN CORPORATION	02/27/2007	03/02/2007	1,729,445	$34.17	$59,095,610
BUY	CERIDIAN CORPORATION	02/28/2007	03/05/2007	352,044	$32.59	$11,473,924
**	The purchase shown on 02/27/2007, represents a transaction in which we exercised options that we held to receive CEN shares.

TRAN CODE	SECURITY	TRADE DATE	SETTLE DATE	QUANTITY	UNIT COST	TRADE AMOUNT
PERSHING SQUARE, L.P.
BUY	CERIDIAN CORPORATION	06/04/2007	06/07/2007	37,658	$35.44	$1,334,562
BUY	CERIDIAN CORPORATION	06/04/2007	06/07/2007	42,229	$35.42	$1,495,722
BUY	CERIDIAN CORPORATION	06/05/2007	06/08/2007	139,796	$35.31	$4,936,085
BUY	CERIDIAN CORPORATION	06/05/2007	06/08/2007	19,208	$35.31	$678,323

TRAN CODE	SECURITY	TRADE DATE	SETTLE DATE	QUANTITY	UNIT COST	TRADE AMOUNT
PERSHING SQUARE II, L.P.
BUY	CERIDIAN CORPORATION	10/06/2006	10/12/2006	898	$23.15	$20,793
BUY	CERIDIAN CORPORATION	10/06/2006	10/12/2006	909	$23.16	$21,050
BUY	CERIDIAN CORPORATION	10/09/2006	10/12/2006	551	$23.04	$12,695
BUY	CERIDIAN CORPORATION	10/09/2006	10/12/2006	300	$23.09	$6,927
BUY	CERIDIAN CORPORATION	10/10/2006	10/13/2006	721	$23.28	$16,786
BUY	CERIDIAN CORPORATION	10/10/2006	10/13/2006	160	$23.26	$3,722
BUY	CERIDIAN CORPORATION	10/10/2006	10/13/2006	1,217	$23.33	$28,390
BUY	CERIDIAN CORPORATION	10/10/2006	10/13/2006	170	$23.30	$3,960
BUY	CERIDIAN CORPORATION	10/11/2006	10/16/2006	388	$23.22	$9,008
BUY	CERIDIAN CORPORATION	10/11/2006	10/16/2006	730	$23.25	$16,974
BUY	CERIDIAN CORPORATION	10/11/2006	10/16/2006	1,010	$23.28	$23,513
BUY	CERIDIAN CORPORATION	10/12/2006	10/17/2006	255	$23.28	$5,935
BUY	CERIDIAN CORPORATION	10/12/2006	10/17/2006	244	$23.31	$5,687
BUY	CERIDIAN CORPORATION	10/13/2006	10/17/2006	1,120	$23.31	$26,109
BUY	CERIDIAN CORPORATION	10/13/2006	10/17/2006	877	$23.45	$20,569
BUY	CERIDIAN CORPORATION	10/13/2006	10/17/2006	511	$23.46	$11,988
BUY	CERIDIAN CORPORATION	10/16/2006	10/19/2006	613	$23.62	$14,482
BUY	CERIDIAN CORPORATION	10/17/2006	10/20/2006	770	$23.63	$18,193
BUY	CERIDIAN CORPORATION	10/18/2006	10/23/2006	226	$23.71	$5,359
BUY	CERIDIAN CORPORATION	10/18/2006	10/23/2006	772	$23.74	$18,324
BUY	CERIDIAN CORPORATION	10/18/2006	10/23/2006	981	$23.74	$23,290
BUY	CERIDIAN CORPORATION	10/19/2006	10/24/2006	988	$23.64	$23,353
BUY	CERIDIAN CORPORATION	10/19/2006	10/24/2006	3,555	$23.64	$84,026
BUY	CERIDIAN CORPORATION	10/20/2006	10/25/2006	253	$23.65	$5,985
BUY	CERIDIAN CORPORATION	10/20/2006	10/25/2006	269	$23.66	$6,365
BUY	CERIDIAN CORPORATION	10/20/2006	10/25/2006	1,228	$23.68	$29,079
BUY	CERIDIAN CORPORATION	10/20/2006	10/25/2006	98	$23.69	$2,322
BUY	CERIDIAN CORPORATION	10/23/2006	10/26/2006	493	$23.67	$11,671
BUY	CERIDIAN CORPORATION	10/23/2006	10/26/2006	2,946	$23.70	$69,834
BUY	CERIDIAN CORPORATION	10/23/2006	10/26/2006	736	$23.72	$17,461
BUY	CERIDIAN CORPORATION	10/24/2006	10/27/2006	805	$23.55	$18,954

TRAN CODE	SECURITY	TRADE DATE	SETTLE DATE	QUANTITY	UNIT COST	TRADE AMOUNT
PERSHING SQUARE II, L.P.
BUY	CERIDIAN CORPORATION	10/24/2006	10/27/2006	972	$23.58	$22,922
BUY	CERIDIAN CORPORATION	10/24/2006	10/27/2006	89	$23.61	$2,101
BUY	CERIDIAN CORPORATION	10/25/2006	10/30/2006	1,725	$23.85	$41,145
BUY	CERIDIAN CORPORATION	10/25/2006	10/30/2006	729	$23.87	$17,404
BUY	CERIDIAN CORPORATION	10/26/2006	10/31/2006	653	$23.81	$15,547
BUY	CERIDIAN CORPORATION	10/26/2006	10/31/2006	243	$23.82	$5,788
BUY	CERIDIAN CORPORATION	10/26/2006	10/31/2006	356	$23.84	$8,486
BUY	CERIDIAN CORPORATION	10/27/2006	11/01/2006	972	$23.58	$22,915
BUY	CERIDIAN CORPORATION	10/27/2006	11/01/2006	1,018	$23.59	$24,017
BUY	CERIDIAN CORPORATION	10/27/2006	11/01/2006	4,895	$23.61	$115,591
BUY	CERIDIAN CORPORATION	10/30/2006	11/02/2006	2,996	$23.00	$68,921
BUY	CERIDIAN CORPORATION	10/30/2006	11/02/2006	2,429	$23.02	$55,919
BUY	CERIDIAN CORPORATION	10/30/2006	11/02/2006	745	$23.34	$17,387
BUY	CERIDIAN CORPORATION	10/30/2006	11/02/2006	10,007	$23.54	$235,565
BUY	CERIDIAN CORPORATION	10/31/2006	11/03/2006	13,084	$23.04	$301,510
BUY	CERIDIAN CORPORATION	10/31/2006	11/03/2006	243	$23.09	$5,611
BUY	CERIDIAN CORPORATION	10/31/2006	11/03/2006	27	$23.33	$630
SELL*	CERIDIAN CORPORATION	11/01/2006	11/06/2006	(3,373)	$24.00	($80,952)
BUY	CERIDIAN CORPORATION	11/01/2006	11/06/2006	17,862	$23.54	$420,523
BUY	CERIDIAN CORPORATION	11/01/2006	11/06/2006	236	$23.58	$5,566
BUY	CERIDIAN CORPORATION	11/01/2006	11/06/2006	282	$23.64	$6,667
BUY	CERIDIAN CORPORATION	11/02/2006	11/07/2006	678	$24.33	$16,495
BUY	CERIDIAN CORPORATION	11/02/2006	11/07/2006	2,025	$24.37	$49,350
BUY	CERIDIAN CORPORATION	11/02/2006	11/07/2006	1,208	$24.41	$29,482
BUY	CERIDIAN CORPORATION	11/03/2006	11/08/2006	1,124	$24.52	$27,562
BUY	CERIDIAN CORPORATION	11/03/2006	11/08/2006	1,583	$24.57	$38,895
BUY	CERIDIAN CORPORATION	11/03/2006	11/08/2006	1,809	$24.69	$44,659
BUY	CERIDIAN CORPORATION	11/06/2006	11/09/2006	1,374	$24.89	$34,196
BUY	CERIDIAN CORPORATION	11/06/2006	11/09/2006	304	$24.91	$7,571
BUY	CERIDIAN CORPORATION	11/07/2006	11/10/2006	2,265	$25.05	$56,747
BUY	CERIDIAN CORPORATION	11/07/2006	11/10/2006	906	$25.06	$22,709
BUY	CERIDIAN CORPORATION	11/07/2006	11/10/2006	527	$25.07	$13,209
BUY	CERIDIAN CORPORATION	11/07/2006	11/10/2006	1,586	$25.08	$39,772
BUY	CERIDIAN CORPORATION	11/08/2006	11/13/2006	1,300	$25.23	$32,802
BUY	CERIDIAN CORPORATION	11/08/2006	11/13/2006	905	$25.26	$22,860
BUY	CERIDIAN CORPORATION	11/08/2006	11/13/2006	69	$25.27	$1,743
BUY	CERIDIAN CORPORATION	11/17/2006	11/22/2006	719	$24.77	$17,812
BUY	CERIDIAN CORPORATION	11/20/2006	11/24/2006	850	$24.60	$20,914
BUY	CERIDIAN CORPORATION	11/20/2006	11/24/2006	913	$24.75	$22,592
BUY	CERIDIAN CORPORATION	11/21/2006	11/27/2006	253	$24.70	$6,250
BUY	CERIDIAN CORPORATION	11/21/2006	11/27/2006	11,632	$24.76	$288,007
BUY*	CERIDIAN CORPORATION	12/01/2006	12/05/2006	291	$24.51	$7,132
BUY	CERIDIAN CORPORATION	12/01/2006	12/06/2006	233	$24.57	$5,725
BUY	CERIDIAN CORPORATION	12/01/2006	12/06/2006	1,969	$24.56	$48,365
BUY	CERIDIAN CORPORATION	12/04/2006	12/06/2006	233	$24.94	$5,811
BUY	CERIDIAN CORPORATION	12/04/2006	12/06/2006	25	$24.60	$615
BUY	CERIDIAN CORPORATION	12/04/2006	12/06/2006	728	$24.82	$18,067
BUY	CERIDIAN CORPORATION	12/05/2006	12/08/2006	1,781	$25.19	$44,860
BUY	CERIDIAN CORPORATION	12/05/2006	12/08/2006	466	$25.08	$11,688
BUY	CERIDIAN CORPORATION	12/06/2006	12/11/2006	649	$25.38	$16,470
BUY	CERIDIAN CORPORATION	12/06/2006	12/11/2006	1,869	$25.45	$47,573
BUY	CERIDIAN CORPORATION	12/06/2006	12/11/2006	2,186	$25.50	$55,743
BUY	CERIDIAN CORPORATION	12/07/2006	12/12/2006	700	$25.57	$17,898
BUY	CERIDIAN CORPORATION	12/07/2006	12/12/2006	2,428	$25.58	$62,107

TRAN CODE	SECURITY	TRADE DATE	SETTLE DATE	QUANTITY	UNIT COST	TRADE AMOUNT
PERSHING SQUARE II, L.P.
BUY	CERIDIAN CORPORATION	12/08/2006	12/13/2006	22	$25.40	$559
BUY	CERIDIAN CORPORATION	12/08/2006	12/13/2006	1,997	$25.55	$51,016
BUY	CERIDIAN CORPORATION	12/11/2006	12/14/2006	467	$25.75	$12,024
BUY	CERIDIAN CORPORATION	12/11/2006	12/14/2006	3,837	$25.73	$98,730
BUY	CERIDIAN CORPORATION	12/12/2006	12/15/2006	3,028	$25.78	$78,063
BUY	CERIDIAN CORPORATION	12/12/2006	12/15/2006	2,422	$25.79	$62,475
BUY	CERIDIAN CORPORATION	12/13/2006	12/18/2006	1,247	$25.74	$32,095
BUY	CERIDIAN CORPORATION	12/13/2006	12/18/2006	932	$25.78	$24,025
BUY	CERIDIAN CORPORATION	12/13/2006	12/18/2006	2,055	$25.83	$53,077
BUY	CERIDIAN CORPORATION	12/13/2006	12/18/2006	46	$25.83	$1,188
BUY	CERIDIAN CORPORATION	12/14/2006	12/19/2006	738	$26.21	$19,343
BUY	CERIDIAN CORPORATION	12/14/2006	12/19/2006	466	$26.21	$12,213
BUY	CERIDIAN CORPORATION	12/14/2006	12/19/2006	1,864	$26.21	$48,852
BUY	CERIDIAN CORPORATION	12/18/2006	12/21/2006	48	$26.19	$1,257
BUY	CERIDIAN CORPORATION	12/18/2006	12/21/2006	553	$26.37	$14,582
BUY	CERIDIAN CORPORATION	12/18/2006	12/21/2006	465	$26.24	$12,202
SELL*	CERIDIAN CORPORATION	01/02/2007	01/04/2007	(60,416)	$27.98	($1,690,439)
*	For portfolio rebalancing purposes, this transaction represents a purchase or sale among one or more Pershing Square funds.

Trade Date	Security	Quantity	Strike Price	Expiration Date	Unit Cost	Amount	Transaction Type
PERSHING SQUARE II, L.P.
02/05/07	American-style Call Option	2,423	$24.2596	01/22/09	$9.8555	$23,879.88	Purchase
02/05/07	American-style Call Option	2,423	$24.2596	01/29/09	$9.8555	$23,879.88	Purchase
02/05/07	American-style Call Option	2,423	$24.2596	02/05/09	$9.8555	$23,879.88	Purchase
02/05/07	American-style Call Option	2,423	$24.2596	02/12/09	$9.8555	$23,879.88	Purchase
02/05/07	American-style Call Option	2,423	$24.2596	02/19/09	$9.8555	$23,879.88	Purchase
02/12/07	American-style Call Option	1,058	$24.4363	01/22/09	$9.8967	$10,470.71	Purchase
02/12/07	American-style Call Option	1,058	$24.4363	01/29/09	$9.8967	$10,470.71	Purchase
02/12/07	American-style Call Option	1,058	$24.4363	02/05/09	$9.8967	$10,470.71	Purchase
02/12/07	American-style Call Option	1,058	$24.4363	02/12/09	$9.8967	$10,470.71	Purchase
02/12/07	American-style Call Option	1,058	$24.4363	02/19/09	$9.8967	$10,470.71	Purchase

TRAN CODE	SECURITY	TRADE DATE	SETTLE DATE	QUANTITY	UNIT COST	TRADE AMOUNT
PERSHING SQUARE II, L.P.
BUY**	CERIDIAN CORPORATION	02/27/2007	02/27/2007	17,405	$34.18	$594,926
BUY	CERIDIAN CORPORATION	02/28/2007	03/05/2007	8,151	$32.59	$265,660
**	The purchase shown on 02/27/2007, represents a transaction in which we exercised options that we held to receive CEN shares.

TRAN CODE	SECURITY	TRADE DATE	SETTLE DATE	QUANTITY	UNIT COST	TRADE AMOUNT
PERSHING SQUARE II, L.P.
BUY	CERIDIAN CORPORATION	06/04/2007	06/07/2007	9,835	$35.44	$348,543
BUY	CERIDIAN CORPORATION	06/04/2007	06/07/2007	11,029	$35.42	$390,639
BUY	CERIDIAN CORPORATION	06/05/2007	06/08/2007	2,050	$35.31	$72,384
BUY	CERIDIAN CORPORATION	06/05/2007	06/08/2007	282	$35.31	$9,959